EXHIBIT 10.33

[ * ]= CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.                                      CYCLACEL LIMITED

-                    and –

2.                                      CORGENTECH INC.

LICENSING AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS

2.	MANAGEMENT OF THE RESEARCH PROGRAM

	2.1	STEERING COMMITTEE.

	2.2	DISCLOSURE BY CYCLACEL.

	2.3	RESEARCH PROGRAM AND DEVELOPMENT PROGRAM.

	2.4	DISCLOSURE BY CORGENTECH.

	2.5	COMMERCIALLY REASONABLE EFFORTS.

	2.6	CORGENTECH OBLIGATIONS.

	2.7	SUBCONTRACTING AND SUBLICENSING UNDER THE RESEARCH PROGRAM.

	2.8	SUPPLY OF VARIANT PEPTIDES.

	2.9	[ * ].

3.	[ * ]OF VARIANT PEPTIDES [ * ]; [ * ]

	3.1	AVAILABILITY.

	3.2	[ * ]OF [ * ], [ * ]AND [ * ].

4.	DEVELOPMENT AND COMMERCIALISATION

	4.1	DEVELOPMENT OBLIGATIONS.

	4.2	PRODUCT SUPPLY DURING DEVELOPMENT.

	4.3	REGULATORY.

	4.4	NOTIFICATION OF LAUNCH.

	4.5	COMMERCIALISATION OBLIGATIONS.

	4.6	REPORTS BY CORGENTECH.

	4.7	ADVERSE EVENTS REPORTING.

	4.8	TRANSFER OF MANUFACTURING TECHNOLOGY.

5.	INTELLECTUAL PROPERTY - INITIAL FILINGS AND OWNERSHIP

	5.1	CYCLACEL IP.

	5.2	CORGENTECH IP.

	5.3	RESEARCH PROGRAM PATENT RIGHTS.

	5.4	RESEARCH PROGRAM KNOW HOW AND RESEARCH PROGRAM MATERIALS.

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6.	INTELLECTUAL PROPERTY - LICENSES

	6.1	RESEARCH LICENSE GRANT TO CORGENTECH.

	6.2	COMMERCIAL LICENSE GRANT TO CORGENTECH.

	6.3	LICENSE GRANT TO CYCLACEL UNDER CORGENTECH IP.

	6.4	LICENSE GRANT TO CYCLACEL UNDER RESEARCH PROGRAM PATENT RIGHTS.

	6.5	SUBLICENSING.

	6.6	RIGHT OF FIRST NEGOTIATION.

	6.7	TERMINATION OF [ * ]

7.	PAYMENTS

	7.1	EXECUTION FEE

	7.2	ANNUAL FEES

	7.3	MILESTONES

	7.4	NON-CREDITABLE PAYMENTS.

	7.5	ROYALTIES

	7.6	ROYALTY TERM.

	7.7	ROYALTY ON DERIVATIVES.

	7.8	ROYALTY OFFSETS.

	7.9	ROYALTY PAYMENT.

	7.10	CURRENCY CONVERSION.

	7.11	TAXES.

	7.12	RECORDS AND AUDITS.

	7.13	WIRE TRANSFER.

	7.14	INTEREST.

8.	INTELLECTUAL PROPERTY - PROSECUTION, MAINTENANCE AND ENFORCEMENT

	8.1	CYCLACEL PATENT RIGHTS.

	8.2	RESEARCH PROGRAM PATENT RIGHTS.

	8.3	BACKUP RIGHTS.

	8.4	COOPERATION.

	8.5	PATENT ENFORCEMENT.

	8.6	PATENT INFRINGEMENT DEFENSE.

	8.7	PATENT TERM EXTENSION.

	8.8	THIRD PARTY CHALLENGE.

9.	WARRANTIES AND LIABILITY

	9.1	MUTUAL WARRANTIES.

	9.2	CYCLACEL WARRANTY OF IP OWNERSHIP.

	9.3	CYCLACEL WARRANTY OF OTHER IP.

	9.4	CORGENTECH WARRANTY OF IP OWNERSHIP.

	9.5	CYCLACEL WARRANTY OF NON-INFRINGEMENT.

	9.6	CYCLACEL WARRANTY OF THIRD PARTY IP.

	9.7	CYCLACEL WARRANTY OF IP VALIDITY.

	9.8	CYCLACEL WARRANTIES AND COVENANTS AS TO [ * ]AGREEMENT.

	9.9	NO IMPLIED WARRANTY.

	9.10	TRIAL SPONSORSHIP.

	9.11	INDEMNIFICATION OF CYCLACEL.

	9.12	INDEMNIFICATION OF CORGENTECH.

	9.13	LIMITATION OF LIABILITY.

	9.14	INSURANCE.

10.	CONFIDENTIALITY

	10.1	CONFIDENTIALITY OBLIGATIONS.

	10.2	EXCEPTIONS.

	10.3	PERMITTED DISCLOSURES.

	10.4	INSOLVENCY.

	10.5	REMEDIES.

	10.6	TERM OF CONFIDENTIALITY OBLIGATIONS.

	10.7	PUBLICATION.

11.	TERM AND TERMINATION

	11.1	TERM.

	11.2	TERMINATION.

	11.3	TERMINATION AT WILL.

	11.4	CONVERSION TO NON-EXCLUSIVE LICENSE.

12.	CONSEQUENCES OF TERMINATION

	12.1	SURVIVAL ON TERMINATION BY CORGENTECH UNDER CLAUSE 11.3 OR BY CYCLACEL UNDER CLAUSE 11.2.

	12.2	SURVIVAL ON TERMINATION BY CORGENTECH UNDER CLAUSE 11.2.

13.	ASSIGNMENT

14.	FORCE MAJEURE

	14.1	EFFECT OF A FORCE MAJEURE EVENT.

	14.2	EXTENDED PERIOD OF FORCE MAJEURE.

15.	GOVERNING LAW

16.	JURISDICTION

	16.1	DISPUTE RESOLUTION.

	16.2	JURISDICTION.

17.	WAIVER

	17.1	WAIVER IN WRITING.

	17.2	NO IMPLIED WAIVER.

18.	SEVERANCE OF TERMS

19.	ENTIRE AGREEMENT/VARIATIONS

	19.1	ENTIRE AGREEMENT.

	19.2	AMENDMENT.

20.	NOTICES

	20.1	METHOD OF NOTICE.

	20.2	TIMING OF NOTICE.

	20.3	SPECIAL NOTICE.

	20.4	NOT APPLICABLE TO SERVICE DOCUMENTS.

	20.5	SERVICE DOCUMENT.

21.	COUNTERPARTS

22.	THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP

23.	COSTS

24.	ANNOUNCEMENTS

	24.1	PUBLICITY.

	24.2	INITIAL PUBLIC ANNOUNCEMENT.

[ * ]= CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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[ * ]= CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

THIS LICENSING AGREEMENT is made the 16th of September, 2004

BETWEEN:

(1)                                  CYCLACEL LIMITED whose principal place of business is at Dundee Technopole, James Lindsay Place, Dundee DD1 5JJ, Scotland, U.K. (“Cyclacel”); and

(2)                                  CORGENTECH, INC. whose principal place of business is at 650 Gateway Boulevard, South San Francisco, California 94080, United States of America (“Corgentech”).

WHEREAS:

(A)                              Cyclacel is the exclusive licensee of certain rights in and to a cellular drug delivery system comprising a [ * ]peptide sequence known under the trademark Penetratin® and has developed and owns the rights in and to certain variant lengths of the Penetratin peptide also known under the trademark Penetratin® and related technology.

(B)                                Corgentech wishes to use Penetratin® and/or certain of the variant length peptides to generate conjugates of such peptides with molecules known as transcription factor decoys, and to undertake pre-clinical and clinical development of resulting conjugated molecules.

(C)                                Corgentech now wishes to be granted, and Cyclacel is willing to grant to Corgentech, an exclusive worldwide license for this purpose under relevant intellectual property on the terms of this agreement.

IT IS NOW AGREED AS FOLLOWS:

1.                                       DEFINITIONS

1.1                                 In this Agreement the following definitions shall apply:

1.1.1                        “Affiliate” – shall mean any company, subsidiary, partnership or other entity which, directly or indirectly, controls, is controlled by or is under common control with a Party. For the purpose of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Party, shall mean the power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract.

1.1.2                        “Agreement” – shall mean this document including any and all schedules, appendices and other addenda to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.1.3                        “[ * ]Mechanism” – shall mean [ * ]the [ * ]of an [ * ]molecule by means of binding to such [ * ]molecule a [ * ], or derivative thereof, having a [ * ]sequence to a segment of such [ * ]molecule,.

1.1.4                        “Back-Up Compound or Product” shall mean a Compound or Product that Corgentech, its Affiliate or sublicensee designates as a back-up candidate for another Compound or Product then in development (the “Original Compound or Product”), provided that such back-up candidate [ * ]to the [ * ]as the Original Compound or Product and is reserved for potential development, or is actually developed, [ * ]the development of the Original Compound or Product.  A Back-Up Compound or Product may include, for example and without limitation, a Compound or Product that contains a Transcription Factor Decoy having a [ * ]than that contained in an Original Compound or Product but that contains the same Variant Peptide as the Original Compound or Product, a Compound or Product that has a different Variant Peptide than the Original Compound or Product but the same Transcription Factor Decoy as an Original Compound or Product, or a Compound or Product that has a different [ * ]but the same Compound than does an Original Compound or Product.

1.1.5                        “Business Day” – shall mean working business hours (e.g., 9.00 am to 5.00 pm) local time on a day other than a Saturday, Sunday, bank or other public holiday in the United Kingdom or the USA.

1.1.6                        “[ * ]” – shall mean [ * ], having a registered office at [ * ].

1.1.7                        “[ * ]Agreement” – shall mean the Patent and Know How License made between Cyclacel, [ * ]and [ * ] dated [ * ]as varied.

1.1.8                        “[ * ] Patent Rights” – shall mean those Cyclacel Patent Rights set out in Schedule 1 Part 2.

1.1.9                        “[ * ]Field” –shall mean (a) all [ * ]Therapeutic, Diagnostic or Prophylactic uses except use for [ * ]; (b) all Therapeutic, Diagnostic or Prophylactic uses for [ * ]; and (c) all Therapeutic, Diagnostic and Prophylactic uses for diseases of [ * ] origin suggesting [ * ], excluding [ * ]and [ * ] disorders and diseases and all drugs active on [ * ].  For the avoidance of doubt, diseases of [ * ]origin shall include but not be limited to, specifically [ * ], [ * ]and [ * ].  Diseases of the [ * ]are not considered as diseases of [ * ] origin.  The [ * ]Field excludes [ * ]of Variant Peptides as [ * ].

1.1.10                  “Commencement Date” – shall mean September 16th, 2004.

1.1.11                  “Commercialisation”, “Commercialising”, or “Commercialise” – shall mean all activities relating to the importation, promotion,

marketing, detail, distribution, storage, handling, offering for sale and sale of the Product.

1.1.12                  “Commercially Reasonable Efforts” – shall mean efforts and resources commonly used by the [ * ] assessed by [ * ] in [ * ]for a product owned by such a company or to which it has rights, which product is at a [ * ] and is of [ * ], and taking into account the [ * ]of the product.

1.1.13                  “Competent Authority” – shall mean any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over either any of the activities contemplated by this Agreement or over either or both of the Parties, including without limitation the European Commission, The Court of First Instance and the European Court of Justice.

1.1.14                  “[ * ]” – shall mean, for a given Compound in a given country, a [ * ]the [ * ]or any portion of such [ * ].

1.1.15                  “Compound” – shall mean a compound comprising a Licensed Variant Peptide or a Derivative thereof, conjugated to a Transcription Factor Decoy by means of Conjugation Technology.

1.1.16                  “Confidential Information” - shall mean all trade secret and/or confidential information relating to a Party’s business affairs or research, development or Commercialisation activities, including but not limited to research, development and Commercialisation plans, marketing plans, financial forecasts and projections, sales, estimates and other forecasts and reports, supplied or otherwise made available to a Party by the other Party in relation to the performance of this

Agreement. Without limiting the foregoing, Cyclacel IP shall be deemed Confidential Information disclosed by Cyclacel under this Agreement, and Corgentech IP and Research Program IP shall be deemed Confidential Information disclosed by Corgentech under this Agreement.

1.1.17                  “Conjugation Technology” – shall mean any technology or process which is useful to conjugate (i.e., [ * ]) a Licensed Variant Peptide or a Derivative thereof with a Transcription Factor Decoy, but excluding any technology or process that is (i) [ * ]a Transcription Factor Decoy, or (ii) relates to [ * ] a Transcription Factor Decoy or a [ * ]therefor, in each of (i) and (ii) that is not [ * ]thereof, whether such usefulness is determined in the course of the Research Program or other research efforts by Corgentech, its Affiliates, contractors or sublicensees relating to Licensed Variant Peptides or a Derivative thereof, as a result of information obtained in the course of the Research Program or such other research efforts.  For example and without limitation, Conjugation Technology includes information regarding changes made to a portion of a Transcription Factor Decoy that have an effect on [ * ]of a Licensed Variant Peptide or a Derivative thereof  [ * ]such Transcription Factor Decoy [ * ], but excludes information regarding [ * ] that [ * ]of such [ * ]of Licensed Variant Peptide or a Derivative thereof [ * ]such molecule.

1.1.18                  “Control” or “Controlled” – shall mean, with respect to any Know How or intellectual property right, possession by a Party of the ability to grant the right to access or use, or to grant a license or sublicense to, such Know How or intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.1.19                  “Corgentech IP” – shall mean Corgentech Patent Rights and/or Corgentech Know How.

1.1.20                  “Corgentech Know How” – shall mean Know How Controlled by Corgentech or its Affiliates at the Commencement Date that relates to any of (1) Transcription Factor Decoys, (2) Conjugation Technology, or (3) Transcription Factor Decoys conjugated to peptides, in case each that is necessary or useful for the development, manufacture, regulatory filings (such as INDs or NDAs), registration, Marketing Authorisation or Commercialisation of or for Product.

1.1.21                  “Corgentech Patent Rights” – shall mean Patent Rights Controlled by Corgentech or its Affiliates Covering any aspect of Corgentech Know How.

1.1.22                  “Cover” (including the variations such as “Covered”, “Coverage” or “Covering”) – shall mean that the making, using or Commercialisation of a given Compound or Product would infringe a Valid Claim of a given Patent Right in the absence of a license or other right under such Patent Right. The determination of whether a Compound or Product is so covered by a particular Patent Right shall be made on a country-by-country basis.

1.1.23                  “Cyclacel Future IP” – shall mean Patents Rights or Know How Controlled by Cyclacel during the term of this Agreement which are necessary or useful for, or otherwise relate to, the delivery of Therapeutic, Diagnostic or Prophylactic Products but excluding the Cyclacel Patent Rights.

1.1.24                  “Cyclacel IP” – shall mean the Cyclacel Patent Rights and Cyclacel Know How.

1.1.25                  “Cyclacel Know How” – shall mean Know How Controlled by Cyclacel which relates to the Variant Peptides or Compounds, and which is necessary or useful for the conduct of the Research Program or the practice of the Cyclacel Patent Rights.  Cyclacel Know-How includes without limitation Know-How [ * ].

1.1.26                  “Cyclacel Patent Rights” – shall mean (i) the Patent Rights set out in Schedule 1 claiming Variant Peptides which are Controlled by Cyclacel at the Commencement Date, and (ii) any other Patent Rights which become Controlled by Cyclacel or its Affiliates during the term of this Agreement, which claim such Variant Peptides or any improvements to such Variant Peptides, or the use thereof as a delivery system, and which may be necessary or useful in connection with the exercise by Corgentech of its rights under the Patent Rights in subsection (i) pursuant to Clauses 6.1 and 6.2.  For the avoidance of doubt, the Cyclacel Patent Rights include the [ * ](Covering, inter alia, [ * ]).

1.1.27                  “Derivative” – shall have the meaning set forth in Clause 7.7.  For clarity, Transcription Factor Decoys shall not be Derivatives of Licensed Variant Peptides, and Licensed Variant Peptides shall not be Derivatives of Transcription Factor Decoys, and Compounds shall not be Derivatives of either Licensed Variant Peptides or Transcription Factor Decoys.

1.1.28                  “Development Program” – shall mean a program of work to be conducted and managed by Corgentech, its Affiliates or sublicensees hereunder for the pre-clinical and clinical development of a Compound leading to Marketing Authorisation and Launch of a Product containing the same in [ * ].  An outline of the first part of the Development Program is set out in Schedule 3, which can be modified by Corgentech from time to time under the provisions of Clause 2.

1.1.29                  “Diagnostic” – shall mean any and all goods, services and other activities directed toward (i) the identification, diagnosis or prognostication of any condition, disease or state, including without limitation detecting or confirming the presence or absence of a particular disease, condition, or state using a particular compound or product, (ii) identifying [ * ]particular disease, condition or state using a particular compound or product, (iii) predicting the [ * ]particular Therapeutic or Prophylactic product using a particular compound or product, or (iv) [ * ] of a particular compound or product in the human body.

1.1.30                  “Disclosing Party” – shall mean the Party which discloses or otherwise provides Confidential Information to the other Party pursuant to this Agreement.

1.1.31                  “Documents” – shall mean reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM, computer programs and documents thereof, computer information storage means, samples of material, other graphic or written data and any other media on which Know How can be permanently stored.

1.1.32                  “Exclusivity Period” – shall mean the period of time during which Corgentech has exclusive rights to [ * ]of Licensed Variant Peptides to deliver all Transcription Factor Decoys (subject to Clause 3), which shall commence upon the Commencement Date and extend for so long as Corgentech, its Affiliates, subcontractors or sublicensees are [ * ]of the Research Program, as Corgentech so notifies Cyclacel  [ * ].

1.1.33                  “FDA” – shall mean the United States Food and Drug Administration or any successor agency thereto.

1.1.34                  “Field” – shall mean all Therapeutic, Prophylactic and Diagnostic uses in humans and animals.  The Field excludes [ * ]of Variant Peptides [ * ].

1.1.35                  “Force Majeure” – shall mean in relation to either Party, any event or circumstance which is beyond the reasonable control of that Party which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement, including without limitation acts of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout or other industrial or student disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, explosion, fault or failure of plant or machinery (which could not have reasonably been prevented by maintenance practices), or Legal Requirement governing either Party, provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

1.1.36                  “FTE” means the equivalent of the work of one (1) employee of Corgentech, its Affiliates, permitted sublicensees or subcontractors on a full time basis for one (1) Year (consisting of at least a total of   [ * ]hours per Year) in the performance of activities under the Research Program.  Any person who devotes less than [ * ]hours per

Year shall be treated as an FTE on a pro-rata basis upon the actual number of hours worked divided by [ * ].

1.1.37                  “GBP” shall mean Great Britain pounds.

1.1.38                  “Gene Therapy” shall mean the introduction of a gene into a cell or tissue, resulting in [ * ] in such cell or tissue.

1.1.39                  “Good Clinical Practice” or “GCP” – shall mean good clinical practice as set out in, as applicable:

(a)                                  Guidelines for Good Clinical Practice for Trials on Medicinal Products in the European Community; or

(b)                                 US Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Applications), as may be amended from time to time; or

(c)                                  the Declaration of Helsinki, as last amended at the 52nd World Medical Association in October 2000, and any further amendments thereto; or

(d)                                 the equivalent law or regulation in any Major Market.

1.1.40                  “Good Laboratory Practice” or “GLP” – shall mean good laboratory practice as set out in, as applicable:

(a)                                  Rules Governing Medicinal Products in the European Community Vol III, ISBN 92.825 9619-2 (ex OECD principles of GLP); or

(b)                                 US Code of Federal Regulations, Title 21, Part 58 (Good Laboratory Practice for Nonclinical Laboratory Studies); or

(c)                                  the equivalent law or regulation in any Major Market.

1.1.41                  “Good Manufacturing Practice” or “GMP” – shall mean good manufacturing practices in accordance with, as applicable:

(a)                                  EC Directive 91/456/EEC; or

(b)                                 the current principles and guidelines of good manufacturing practice for medicinal products for human use and “substantial conformity with good manufacturing requirements” (as such phrase is used in Section 802(f)(1) of the Federal Food, Drug and Cosmetic Act, as such Act may be amended from time to time); or

(c)                                  US Code of Federal Regulations, Title 21, Part 210 (Current Good Manufacturing Practice in Manufacturing, Processing, Packaging or Holding of Drugs; General), Part 211 (Current Good Manufacturing Practice for Finished Pharmaceuticals); or

(d)                                 the equivalent law or regulation in any Major Market.

1.1.42                  “IND” - an investigational new drug application filed with the FDA prior to beginning clinical trials in humans, or any comparable application filed with the Regulatory Authority of a country other than the United States prior to beginning trials in humans in that country.

1.1.43                  “Insolvency Event” - in relation to either Party, means any one of the following (to the extent applicable to a Party):

(a)                                  a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganisation of that Party or for the purpose of inclusion of any part of the share capital of that Party in the Official List of the London Stock Exchange or in the list of the American Stock Exchange or quotation of the same on the National Association of Securities Dealers Automated Quotation System or any other international stock exchange; or

(b)                                 a resolution shall have been passed by that Party’s directors to seek a winding up or an administration order or a petition for a winding up or administration order shall have been presented against that Party which, in the case of a petition presented against a Party, shall not have been contested within [ * ]of having been lodged or such an order shall have been made and shall have been dismissed within [ * ]thereafter; or

(c)                                  a receiver, administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or over a substantial part of its assets or any Third Party takes steps to appoint such an officer in respect of that Party or an encumbrancer takes steps to enforce or enforces its security which shall not have been dismissed by a court of competent jurisdiction within [ * ] thereafter; or

(d)                                 a proposal for a voluntary arrangement shall have been made in relation to that Party under Part I Insolvency Act 1986; or

(e)                                  a step or event shall have been taken or arisen outside the United Kingdom which is similar or analogous to any of the steps or events listed at (a) to (d) above including in the case of Corgentech the filing of a petition under the US Bankruptcy Code (including a filing under Chapter 11 proceedings), which in the case of a filing made against a Party, shall not have been disputed within [ * ]of having been lodged or such an order shall have been made and dismissed within [ * ]thereafter; or

(f)                                    that Party makes any general assignment, composition or arrangement with or for the benefit of all or some of that Party’s creditors or the Party submits to any type of voluntary arrangement; or

(g)                                 where that Party is resident in the United Kingdom it is deemed to be unable to pay its debts within the meaning of Section 123 Insolvency Act 1986, or where that Party is resident in the United States it is unable to pay its debts within the meaning of the equivalent legislation.

1.1.44                  “Know How” – shall mean technical and other information which is not in the public domain, including without limitation information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, biological, chemical or physical materials and other Materials, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, physical, biological, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and regulatory authorities.  Know How includes Documents containing Know How, as well as trade secrets, copyright, database, design rights or similar intellectual property rights (other than Patent Rights) under law protecting such Know How.  The fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public.

1.1.45                  “Launch” – shall mean the first invoiced commercial sale by Corgentech, its Affiliates, agents or sublicensees in any country of Product to a Third Party end user after the grant of required Marketing Authorisation has been granted by the appropriate Regulatory Authority.

1.1.46                  “Legal Requirement” – shall mean any present or future law, regulation, directive or rule of any Competent Authority or Regulatory Authority, including without limitation any amendment, extension or replacement thereof which is from time to time in force.

1.1.47                  “Licensed Variant Peptides” shall mean all the Variant Peptides.

1.1.48                  “Major European Markets” – shall mean [ * ].

1.1.49                  “Major Markets” – shall mean [ * ].

1.1.50                  “Marketing Authorisation” – shall mean any approval required from a Regulatory Authority to market and sell a Product in any country including without limitation any necessary pricing or reimbursement approval.

1.1.51                  “Material” – shall mean any chemical or biological substance other than Compounds, including any:-

(a)                                  organic or inorganic element;

(b)                                 nucleotide or nucleotide sequence including DNA and RNA sequences;

(c)                                  vector or construct, including plasmids, phages or viruses;

(d)                                 protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody;

(e)                                  assay or reagent;

(f)                                    any other genetic or biological material or micro-organism; or

(g)                                 physical materials useful for derivation of molecular structures including NMR spectra, X Ray diffraction patterns and other primary experimental information, assignments and other calculations required for determination of the structure, and co-ordinates of the derived molecular structure.

1.1.52                  “NDA” - a new drug application or a biologic license application filed by Corgentech with the FDA to obtain Marketing Authorisation for a pharmaceutical or biologic product in the USA, or any comparable application filed with the Regulatory Authorities in or for a country or group of countries other than the USA, to obtain Marketing Authorisation for a pharmaceutical or biologic product in or for that country or within that group of countries.

1.1.53                  “Net Sales” – shall mean the amount billed by Corgentech, an Affiliate or any sublicensee for sales of a Product to a Third Party less:

(a)                                  discounts (including quantity and cash discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers; provided, that where any such discounts, reductions, payments or rebates for the Product are based on sales to the customer of a bundled set of products in which the Product is included, the applicable discount, reduction, payment or rebate for such Product  in such bundled arrangement shall be based on [ * ](and if [ * ], then based on [ * ]

(b)                                 credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Product, including Product returned in connection with recalls or withdrawals;

(c)                                  freight out, postage, shipping and insurance charges for delivery of Product;

(d)                                 taxes or duties levied on, absorbed or otherwise imposed on sale of such Product, including without limitation value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by the Third Party;

(e)                                  amounts repaid, credited or written off by reason of uncollectible debt; and

(f)                                    amounts written off on account of factoring of receivables to the extent consistent with Corgentech’s business practices for the majority of its pharmaceutical products, as determined on a country-by-country basis (but not in any event in any Quarter to exceed [ * ]of the amount billed by Corgentech, an Affiliate or any sublicensee).

In the event a Party is receiving royalties under this Agreement from any Product sold in the Royalty Territory in the form of a combination product containing one or more active ingredients in addition to the Compound (which may be either combined in a single formulation or bundled with separate formulations but sold as one product), Net Sales for such combination product will be calculated by [ * ].  If, on a country-by-country basis, the Product or the other active ingredient or ingredients in the combination are [ * ], Net Sales for the purpose of determining royalties of the combination product shall be [ * ].  Net Sales shall be determined in a manner consistent for all products sold by Corgentech and in accordance with United States GAAP.  If Corgentech, its Affiliates or sublicensees sell a Product other than [ * ], such sale shall be deemed to constitute a sale [ * ]of such Product in the country in which the sale occurs, or, if that [ * ], then it shall be deemed to constitute a sale [ * ]for such Product in such country. For clarity, Net Sales shall exclude any consideration that Corgentech receives for Products provided as promotional samples, or as preclinical or clinical supplies of Products.

1.1.54                  “Party or Parties” – shall mean Cyclacel and/or Corgentech.

1.1.55                  “Patent Rights” – shall mean all patent applications and issued patents, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them in all countries, including without limitation any divisional applications and patents, refilings, renewals, re-examinations, continuations, continuations-in-part, provisionals, nonprovisionals, patents of addition, extensions, (including patent term extensions,) reissues, substitutions, confirmations, re-examinations, registrations, revalidations, pipeline and administrative protections and additions, and any equivalents of the foregoing in any and all countries, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

1.1.56                  “Phase I Clinical Trial” – shall mean small scale human clinical trial of a pharmaceutical product to be conducted by or on behalf of Corgentech its Affiliates or sublicensees normally conducted in healthy volunteers or patients with the aim of establishing the pharmacokinetic, pharmacodynamic and early safety and efficacy profile.

1.1.57                  “Phase II Clinical Trial” – shall mean an initial human clinical trial of a pharmaceutical product that is conducted by or on behalf of Corgentech its Affiliates or sublicensees and that is required for Marketing Authorisation, and in which a product is tested in a limited number of either sick or healthy patients for the purpose of establishing dose ranging and/or first indication of efficacy, and/or to examine further aspects of safety, of such product.

1.1.58                  “Phase III Clinical Trials” – shall mean large scale, pivotal multicentre, human clinical trials of a pharmaceutical product conducted by or on behalf of Corgentech its Affiliates or sublicensees in a sufficient number of patients to establish safety or efficacy of such product in the particular claim and indication tested and attended to support Marketing Authorisation.

1.1.59                  “Product(s)” – shall mean a pharmaceutical product in which a Compound is an ingredient.

1.1.60                  “Prophylaxis” – shall mean the means of preventing a disease, condition, disorder or infection by administering a product with preventative efficacy to persons who have not been established as having the disease, condition, disorder or infection prior to such administration of a product.  “Prophylactic” shall be construed accordingly.

1.1.61                  “Quarter” – shall mean each period of three months ending on 31 March, 30 June, 30 September or 31 December and “Quarterly” shall be construed accordingly.

1.1.62                  “Recipient Party” – shall mean the Party which receives Confidential Information from the other Party pursuant to this Agreement.

1.1.63                  “Regulatory Authority” – shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, including without limitation the FDA, in a given jurisdiction that is involved in the granting of Marketing Authorisation for the Product.

1.1.64                  “[ * ]” shall have the meaning provided in Clause 2.9.5.

1.1.65                  “[ * ]” shall have the meaning provided in Clause 2.9.5.

1.1.66                  “[ * ]Transcription Factor Decoy” shall have the meaning provided in Clause 2.9.5.

1.1.67                  “Research Program” – shall mean the program of research to be conducted by Corgentech its Affiliates or sublicensees, an outline plan for which is set out in Schedule 2 and the objective of which is to identify and optimise Compounds so that they are suitable for entry into a Development Program.  The outline can be modified by Corgentech from time to time under the provisions of Clause 2. For the avoidance of doubt it is declared and agreed that the Research Program does not include any Development Program activities, and that the Research Program shall in any event exclude the conduct of any [ * ]of Product.  The Research Program may be conducted in parallel with the Development Program.

1.1.68                  “Research Program IP” – shall mean Research Program Patent Rights, Research Program Know How and Research Program Materials.

1.1.69                  “Research Program Know How” – shall mean Know How conceived and/or generated by or on behalf of Corgentech, its Affiliates or sublicensees or by Cyclacel under the Research Program (solely or jointly) including, but without limitation, any [ * ]so conceived and/or generated.

1.1.70                  “Research Program Materials” – shall mean Compounds and any other Materials conceived and/or generated by or on behalf of Corgentech, its Affiliates or sublicensees or by Cyclacel under the Research Program (solely or jointly) including, but without limitation, any Materials that are included [ * ]that are so conceived and/or generated.

1.1.71                  “Research Program Patent Rights” – shall mean those Corgentech Patent Rights claiming inventions conceived and/or reduced to practice by or on behalf of Corgentech, its Affiliates or sublicensees or by Cyclacel, under the Research Program (solely or jointly) (including but not limited to Patent Rights Covering [ * ], [ * ], [ * ]and any such [ * ]).

1.1.72                  “Steering Committee” or “SC” - the committee established pursuant to Clause 2.1.

1.1.73                  “Therapy” – shall mean the means of treating a disease or infection by administering a product to persons who have been established as having the disease or infection prior to such administration of a product, whether or not presently expressing symptoms at the time of administration.  “Therapeutic” shall be construed accordingly.

1.1.74                  “Third Party” – shall mean any entity or person other than a Party or an Affiliate of a Party.

1.1.75                  “Transcription Factor Decoys” - [ * ]molecules [ * ]and thereby [ * ](thereby [ * ]and that can be shown to have such a mechanism of action [ * ].  For the avoidance of doubt, Transcription Factor Decoys do not include molecules acting via [ * ], [ * ]or [ * ].  For clarity, [ * ]of [ * ]molecules shall also be Transcription Factor Decoys as long as such molecules meet the foregoing criteria.

1.1.76                  “USA” – shall mean the United States of America, its territories and possessions.

1.1.77                  “USD” – shall mean United States dollars.

1.1.78                  “Valid Claim” – shall mean either:

(a)                                  a claim of an issued and unexpired patent included within Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is unappealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

(b)                                 a claim of a pending patent application included within Patent Rights which claim was filed and has been prosecuted in good faith for not more than [ * ](but with such [ * ]period to  [ * ]and has not been abandoned or finally disallowed without the possibility of appeal or refiling of the application.

1.1.79                  “Variant Peptide” – shall mean a [ * ]peptide sequence known as Penetratin® and the variants of Penetratin® peptide [ * ]developed    [ * ]which are Covered by the Cyclacel Patent Rights.

1.1.80                  “Year” – shall mean any period of twelve (12) months commencing on 1 January and ending on 31 December.

2.                                       MANAGEMENT OF THE RESEARCH PROGRAM

2.1                                 STEERING COMMITTEE. With effect from the Commencement Date the Parties shall establish and run the Steering Committee (“SC”) as follows:-

2.1.1                        The SC shall comprise [ * ]persons (“Members”) and Corgentech and Cyclacel respectively shall be entitled to appoint [ * ]of such Members, to remove any Member so appointed by it and to appoint any person to fill a vacancy arising from the removal or retirement of such Member appointed by it.  The initial Members shall be as follows:

Corgentech Members	Cyclacel Members

[ * ]

Corgentech and Cyclacel respectively shall each notify the other of any change in the identities of their Members from time to time.  Both sides shall use reasonable endeavours to keep an appropriate level of continuity in representation.  Members may be represented at any meeting by another person designated by the absent Member.

Each meeting shall be chaired by a Corgentech Member (the “SC Chairperson”).

2.1.2                        The quorum for meetings of the SC shall be [ * ]Members provided that there is at least [ * ]Member from each of Corgentech and Cyclacel present.  Discussions of the SC with respect to the Research Program shall be recorded in minutes drafted by or upon behalf of the SC Chairperson, who shall send a copy of the minutes of each SC meeting to both Parties.

2.1.3                        During the first [ * ]following the Commencement Date, the SC shall convene on a quarterly basis, or more frequently, if deemed necessary.  Thereafter, the SC shall meet on a yearly basis, or more frequently, if deemed necessary by the Members. The first meeting of the SC shall be held within [ * ]of the Commencement Date.

2.1.4                        Unless the Parties agree otherwise, SC meetings shall be held by teleconference or videoconference. If not held by teleconference or videoconference the venue for meetings shall alternate between the premises of the Parties.  Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with SC meetings.

2.1.5                        The SC shall not have the right or power to make decisions with respect to, or control or manage, the Research Program, the Development Program or Commercialisation, which decisions, control and management activities shall be the sole responsibility of Corgentech.  The SC shall be a liaison and not a decision making body and shall provide a forum through which the Parties can liaise and Cyclacel can raise questions concerning the Research Program, and request updates on progress toward achieving milestones under the outline of the Development Program and Launch of any Product.

Further, the SC will be the forum through which (i) [ * ], including without limitation by supplying Cyclacel with [ * ]; (ii) Corgentech will report progress to Cyclacel in relation to [ * ], (iii) the Parties will [ * ]under the Research Program in relation to the research of the Licensed Variant Peptides and the generation of Compounds, (iv) the Parties will [ * ]the outline of the Research Program and Development Program, and (v) the Parties will cooperate to enable efficient technology transfer [ * ].

2.1.6                        With advance notice to the other Party, and subject to such other Party’s prior written consent (which may be withheld in such other Party’s sole discretion), a Party may invite persons with relevant expertise whose input might advance the Research Program to attend and address meetings of the SC, provided that such persons are bound by obligations of confidentiality.  For the avoidance of doubt it is agreed that any such mutually acceptable persons shall not be Members and shall not have a right to participate in any discussions of the SC other than those to which the other Party has given its consent for such participation.

2.1.7                        The SC Chairperson shall keep accurate minutes of SC discussions.  Draft minutes shall be delivered to Cyclacel by the SC Chairperson within [ * ]after any meeting.  Draft minutes shall be issued in final form only with the approval and agreement of both Parties. The minutes shall not constitute an amendment to the Agreement.

2.1.8                        Corgentech shall promptly notify SC of any [ * ]

2.1.9                        The SC shall perform such other functions and responsibilities as are given to it under the express provisions of this Agreement, including without limitation, its responsibilities with respect to the supply of Variant Peptides as outlined in Schedule 4, but shall have no authority to amend or waive compliance with any terms of this Agreement.

2.2                                 DISCLOSURE BY CYCLACEL.  Cyclacel shall disclose and make available to Corgentech the Cyclacel Know How.  Additionally, from time to time (but at least [ * ]), Cyclacel shall disclose and make available to Corgentech improvements included in Cyclacel Patent Rights (if any) together with associated Cyclacel Know How.

2.3                                 RESEARCH PROGRAM AND DEVELOPMENT PROGRAM.  The outline of the Research Program shall contain information of the nature set out in Schedule 2 and within [ * ]of the Commencement Date, Corgentech shall supply to Cyclacel a revised outline Research Programme covering at least the first [ * ]of the Research Program and including [ * ]for the conduct of the Research Program. Thereafter, within [ * ], during the period that the Research Program is being carried out by Corgentech, Corgentech shall supply to Cyclacel a copy or an updated copy of the outline for the [ * ]the Research Program.  If at any time Corgentech wishes to vary the outline, it may do so, in its discretion.  Promptly following any decision of Corgentech, its Affiliates or sublicensees to commence a Development Program in relation to any Product, and promptly following [ * ]thereafter, Corgentech shall supply to Cyclacel an outline of the [ * ]Corgentech expects to [ * ]under the Development Program, the [ * ]Corgentech [ * ] under the Development Program, and Corgentech’s [ * ]Corgentech [ * ].  If at any time Corgentech wishes to vary the outline, it may do so in its discretion.  No later than [ * ]prior to each SC meeting, Corgentech will provide Cyclacel with written copies of all materials they intend to present at the SC meeting, which shall include a [ * ]of the Research Program and/or Development Program with respect to [ * ]thereunder since the previous meeting.

2.4                                 DISCLOSURE BY CORGENTECH.  Following the Commencement Date and from time to time during the term of the Agreement (but at [ * ]),

Corgentech shall disclose and make available to Cyclacel all Corgentech IP licensed to Cyclacel under Clause 6.3, if any, and all Research Program IP licensed to Cyclacel under Clause 6.4, if any.  Additionally, Corgentech shall report to the SC [ * ]the Research Program by Corgentech, its Affiliates and sublicensees, collectively, each Year for the purpose of determining whether the [ * ].  Upon such [ * ], Corgentech shall provide to Cyclacel [ * ]forming part of [ * ]that Corgentech, its Affiliates or sublicensees are then developing under a Development Program or Commercializing that shall constitute those [ * ]for which the licenses granted to Corgentech pursuant to Clause 6.2 [ * ], as provided in Clause 6.2.  Corgentech shall [ * ]from time to time.

2.5                                 COMMERCIALLY REASONABLE EFFORTS.  Corgentech shall use its Commercially Reasonable Efforts to carry out the Research Program until it [ * ], as determined by [ * ].

2.6                                 CORGENTECH OBLIGATIONS.  Corgentech shall carry out or shall procure that the Research Program and Development Program are carried out in the following manner:-

2.6.1                        in accordance with GLP, GCP and GMP (in each case where necessary and applicable) and shall be responsible for obtaining all necessary approvals therefor from any Regulatory Authority.  Any animals involved shall be provided humane care and treatment in accordance with current generally accepted veterinary practice; and

2.6.2                        keeping or causing to be kept written laboratory notebooks and other records and reports of the progress in sufficient detail and in good scientific manner for purposes including patent purposes, in accordance with [ * ].  Such notebooks and other records must properly reflect all work done on the Research Program and/or Development Program and the results achieved thereunder; however, Corgentech shall have no obligation to disclose or make available to

Cyclacel any such records and reports unless otherwise expressly provided herein.

2.7                                 SUBCONTRACTING AND SUBLICENSING UNDER THE RESEARCH PROGRAM.

2.7.1                        Corgentech shall have the right to sub-contract the whole of or part of the Research Program. The appointment of any sub-contractor shall be on the following terms:

(a)                                  as between the Parties, Cyclacel shall have no obligation to pay the sub-contractor for work carried out by the sub-contractor;

(b)                                 that as between Corgentech and the sub-contractor, all [ * ]shall be [ * ]; and

(c)                                  that the sub-contractor shall be obligated in terms substantially the same as Clause 10 of this Agreement (Confidentiality).

2.7.2                        Corgentech may grant sublicenses under the rights granted to it pursuant to Clause 6.1 to Third Parties with which Corgentech will collaborate for the purpose of such Third Parties performing activities under the Research Program, provided that (a) Corgentech, its Affiliate or subcontractor (subject to Clause 2.7.1) [ * ] and [ * ], (b) such Third Party uses such Compounds under the Research Program [ * ], and (c) unless Cyclacel otherwise agrees (which agreement shall not be unreasonably withheld), Corgentech does not [ * ]such sublicensee [ * ].

2.8                                 SUPPLY OF VARIANT PEPTIDES.  During the conduct of the Research Program, Cyclacel shall supply to Corgentech quantities of the Variant

Peptides as specified in the Research Program for the conduct of [ * ]studies thereunder.  The principle terms governing such supply obligation are set out in Schedule 4.

2.9                                 [ * ].  During the period of the Research Program and the Development Program, neither Corgentech nor any of its Affiliates shall [ * ], [ * ]or [ * ]any [ * ]in connection with [ * ], other than the [ * ], except as follows:

2.9.1                        in relation to a Transcription Factor Decoy which is the [ * ]the [ * ]development and/or Commercialization of any Therapeutic, Prophylactic or Diagnostic product for use in humans or animals, or is the [ * ]which such [ * ]development and/or commercialization of any Therapeutic, Prophylactic or Diagnostic product for use in humans or animals, without [ * ]; in either such case, Corgentech or its Affiliates, or in the case of [ * ]shall [ * ] in connection with such Transcription Factor Decoy, at the discretion of the applicable [ * ]or such [ * ], as applicable, although Corgentech will in each such case   [ * ]for [ * ]of such Transcription Factor Decoy, and inform Cyclacel in the subsequent SC meeting that such [ * ]does not [ * ]with such Transcription Factor Decoys;

2.9.2                        in relation to a Transcription Factor Decoy [ * ]Corgentech or its Affiliates that is [ * ]or [ * ]as each is described in [ * ], Corgentech shall be [ * ]after [ * ]Corgentech (with [ * ]being [ * ]) that [ * ]are    [ * ]the delivery of such Transcription Factor Decoy;

2.9.3                        in relation to a Transcription Factor Decoy [ * ]that such [ * ] the delivery [ * ]of or [ * ]for such Transcription Factor Decoy, in which case [ * ]shall be [ * ]for [ * ]for which it [ * ], provided that Corgentech [ * ]to Cyclacel.

2.9.4                        The provisions of Clauses 2.9.1, 2.9.2 and 2.9.3 shall not be construed to limit the provisions of Clause 2.5.

2.9.5                        Any Transcription Factor Decoy for which Corgentech, its Affiliates, its collaborative partners or sublicensees determine that [ * ] pursuant to Clauses 2.9.1 or 2.9.2 and for which any of them [ * ] in this Clause 2.9 shall be [ * ]Any [ * ]or [ * ]a [ * ]for which [ * ] determine that Licensed Variant Peptides [ * ]pursuant to Clause 2.9.3 and for which [ * ]in this Clause 2.9 shall be [ * ]or [ * ]for [ * ], as applicable.

3.                                       [ * ]OF VARIANT PEPTIDES [ * ]; [ * ]

3.1                                 AVAILABILITY.  Cyclacel grants to Corgentech the licenses set forth in Clauses 6.1 and 6.2 in relation to Variant Peptides for use under such Clauses with (i) all Transcription Factor Decoys [ * ]Transcription Factor Decoys, (ii) [ * ]any particular Transcription Factor Decoy [ * ] Transcription Factor Decoy) that are [ * ]such Transcription Factor Decoy, and (iii) [ * ]any Transcription Factor Decoy ( [ * ]Transcription Factor Decoy) that are [ * ]such Transcription Factor Decoy.  Following any such [ * ] Transcription Factor Decoy, [ * ]or [ * ]in accordance with Clause 2.9, Cyclacel [ * ]the Variant Peptides with [ * ]Transcription Factor Decoys, or with a given Transcription Factor Decoy that [ * ]Transcription Factor Decoy solely for    [ * ] or [ * ], provided that the foregoing shall not be deemed to confer to Cyclacel [ * ].

3.2                                 [ * ]OF [ * ], [ * ]AND [ * ].  If at any time subsequent to its designation under Clause 2.9, Corgentech wishes to use [ * ]Transcription Factor Decoy, or to research, Develop or Commercialize a Transcription Factor Decoy that is [ * ]Transcription Factor Decoy [ * ]or [ * ]pursuant to the Research Program, Corgentech shall give written notice to Cyclacel identifying the [ * ]Transcription Factor Decoy, [ * ]or [ * ]in question.  Cyclacel shall within [ * ]of such notice give written notice to Corgentech whether or not Cyclacel       [ * ]with respect to [ * ]Transcription Factor Decoy, [ * ]or [ * ]in [ * ]with [ * ]pursuant to a [ * ], [ * ]or [ * ].  In the event that Cyclacel gives notice that [ * ]for the [ * ]Transcription Factor Decoy, [ * ]or [ * ]under    [ * ], [ * ]or

[ * ], it shall no longer be deemed to be a [ * ]Transcription Factor Decoy, [ * ]or [ * ], as applicable, and shall [ * ]for Corgentech to    [ * ]and otherwise under this Agreement with respect thereto, and the provisions of Clause 3.1 shall not thereafter apply with respect thereto.

4.                                       DEVELOPMENT AND COMMERCIALISATION

4.1                                 DEVELOPMENT OBLIGATIONS.  Corgentech shall use Commercially Reasonable Efforts to undertake the development and Commercialisation of [ * ].  It shall be a material breach of this Agreement by Corgentech if it, its Affiliates or sublicensees have not [ * ]with a Product in a [ * ]Clinical Trial prior to the expiry of [ * ]following the Commencement Date, subject always to Cyclacel having met its obligations under Clause 2.8 (it being understood that such [ * ]time period shall be extended by an amount of time equal to Cyclacel’s cumulative delays in providing materials to Corgentech pursuant to Clause 2.8).

4.2                                 PRODUCT SUPPLY DURING DEVELOPMENT.  During the conduct of the Development Program, Corgentech shall be responsible at Corgentech’s cost and expense for supplying all quantities of Product required for the purposes of conducting any human or other studies within the Development Program.

4.3                                 REGULATORY.  As between the Parties, Corgentech shall be responsible for the preparation, submission and prosecution of all INDs, NDAs and other Regulatory Authority filings and applications required to obtain all necessary Marketing Authorisations and pricing approvals to Commercialise Product in each country in which Corgentech, its Affiliates, agents or sublicensees will sell Product.  Corgentech, its Affiliates, agents or sublicensees shall be the owner and party of record for all such filings, applications and approvals.  Corgentech shall be responsible for its costs associated with preparation, submission and prosecution of all filings and applications required for the foregoing.  Corgentech shall promptly inform Cyclacel in writing of the occurrence of each IND or NDA filing made or Marketing Authorisation obtained by Corgentech its Affiliates or sublicensees in each Major Market in relation to Product.

4.4                                 NOTIFICATION OF LAUNCH.  Corgentech shall promptly inform Cyclacel in writing of the occurrence of the Launch of each Product in each Major Market.

4.5                                 COMMERCIALISATION OBLIGATIONS.  All decisions relating to the Commercialisation of the Product shall be in the sole discretion of Corgentech.  Corgentech shall either itself or through its Affiliate, agents or sublicensees and using Commercially Reasonable Efforts Commercialise Product(s) in [ * ], provided that Corgentech, its Affiliates, agents or sublicensees are not required to market, distribute and sell the Products [ * ]in order to fulfill this obligation and that with the exception of the [ * ], Corgentech, its Affiliates, agents or sublicensees may reasonably decide not to market and sell the Products in [ * ]without being in breach of this diligence obligation.

4.6                                 REPORTS BY CORGENTECH.  [ * ]following the commencement of [ * ]Clinical Trials in relation to a Compound, Corgentech shall provide Cyclacel with a written summary report which shall describe [ * ]to Launch the corresponding Product.  Such report shall be updated and supplied to Cyclacel [ * ]thereafter during the term of this Agreement.  In addition to such reports, Corgentech shall also provide to Cyclacel on [ * ]basis for [ * ]following Launch of a particular Product a summary of projected sales by Corgentech, its Affiliates or sublicensees of each Product during [ * ]for such Product in [ * ] Notwithstanding the foregoing, if Cyclacel, its Affiliate, licensees or sublicensees, during the period in which Corgentech must provide to Cyclacel reports under this Clause 4.6, is then developing or Commercialising a product either for use [ * ]a Product, or that [ * ], then

Cyclacel shall so notify Corgentech in writing, and Corgentech shall have no obligation under this Clause 4 or under Clause 2 to disclose information regarding Corgentech’s plans for the development or Commercialisation of that Product for so long as any such activities are conducted by Cyclacel, its Affiliates, licensees or sublicensees (provided that Corgentech shall continue to be obligated to report [ * ]and Launch of such Product and shall continue to provide full reporting under this Clause 4.6 for all other Products).  Such reports shall be received by Cyclacel subject to the obligations of Clause 10.

4.7                                 ADVERSE EVENTS REPORTING.  With respect to products incorporating or based on products including any Variant Peptide being developed by Cyclacel or its Affiliates or Cyclacel’s sublicensees, Cyclacel shall provide to Corgentech reports of any serious adverse events judged specifically related to the inclusion of Penetratin or any other Variant Peptide in such product and which are required to be reported to any regulatory authority, promptly after any such events occur. Corgentech shall provide to Cyclacel reports of any serious adverse events judged specifically related to the inclusion of any Variant Peptide in a Product and which are required to be reported to any Regulatory Authority, promptly after any such events occur.

4.8                                 TRANSFER OF MANUFACTURING TECHNOLOGY.  After the commencement of Development of a Compound, Cyclacel shall provide to Corgentech reasonable assistance to enable Corgentech, its Affiliates and sublicensees to perform analytical testing and otherwise to make Licensed Variant Peptides for use in connection with Compounds and Products as permitted under this Agreement, provided that such assistance shall not include training with respect to [ * ]

5.                                       INTELLECTUAL PROPERTY - INITIAL FILINGS AND OWNERSHIP

5.1                                 CYCLACEL IP.  Any and all Cyclacel IP and Cyclacel Future IP shall, as between Corgentech and Cyclacel, be owned by Cyclacel.

5.2                                 CORGENTECH IP.  Any and all Corgentech IP shall, as between Cyclacel and Corgentech, be owned by Corgentech.

5.3                                 RESEARCH PROGRAM PATENT RIGHTS.  As between the Parties, Corgentech shall own any and all Research Program IP.  Corgentech shall disclose to Cyclacel all filings for Research Program Patent Rights that [ * ]and any filing for Research Program Patent Rights that [ * ]therefor.  Corgentech shall supply Cyclacel with a copy of the same within [ * ]after Corgentech, its Affiliates or licensees file such patent application claiming such invention.  Such disclosures shall be treated as Confidential Information of Corgentech.

5.4                                 RESEARCH PROGRAM KNOW HOW AND RESEARCH PROGRAM MATERIALS.  As between the Parties, Corgentech shall own any and all Research Program Know How and Research Program Materials.

6.                                       INTELLECTUAL PROPERTY - LICENSES

6.1                                 RESEARCH LICENSE GRANT TO CORGENTECH.  Subject to the terms of this Agreement, Cyclacel hereby grants to Corgentech (i) a worldwide, exclusive license under Cyclacel IP to research, make (subject to Clause 2.8), have made and use the Variant Peptides and related Cyclacel Know How in the Field in connection with the performance of research relating to Compounds, Licensed Variant Peptides, and the conjugation of Transcription Factor Decoys that are [ * ]Transcription Factor Decoys to Licensed Variant Peptides under the Research Program, provided that such license under the [ * ]Patent Rights shall be limited to the [ * ]Field and (A) shall be exclusive as to Cyclacel, and (B) [ * ]in the [ * ]Field described in Clause 1.1.9(a) and [ * ]with [ * ]Field described in Clauses 1.1.9(b) and (c); provided, however, that after the Exclusivity Period expires, the foregoing license shall become limited and remain [ * ]solely as to Transcription Factor Decoys with respect to which Corgentech is continuing to develop or

Commercialize Compounds based thereon, as determined under Clause 2.4.  Corgentech shall have the right to grant sublicenses hereunder in a manner consistent with Clause 2.7.

6.2                                 COMMERCIAL LICENSE GRANT TO CORGENTECH.  Subject to the terms of this Agreement, Cyclacel hereby grants to Corgentech a worldwide, sub-licensable license and right under the Cyclacel IP to develop, use, make, have made, sell, offer for sale, import and otherwise Commercialise and have Commercialised Compounds and resulting Products in the Field, provided that such license under the [ * ]Patent Rights shall be limited to the [ * ]Field and (A) [ * ]as to Cyclacel, but (B) [ * ]as to [ * ]in the [ * ]Field described in Clause 1.1.9(a) and [ * ]with [ * ]in the [ * ]Field described in Clauses 1.1.9(b) and (c); provided, however, that after the Exclusivity Period expires, the foregoing license shall become limited and remain [ * ]solely as to [ * ]with respect to which Corgentech is [ * ], as determined under Clause 2.4.   The foregoing license shall be sub-licensable to Third Parties.

6.3                                 LICENSE GRANT TO CYCLACEL UNDER CORGENTECH IP.  Subject to the terms of this Agreement, Corgentech hereby grants to Cyclacel a fully paid-up, royalty-free, non-exclusive, worldwide, sublicensable license under the Corgentech IP Covering and relating specifically to [ * ](i) to research, develop, have developed, use, have used, make, have made, Commercialise and have Commercialised products containing Variant Peptides conjugated to molecules [ * ], and (ii) to make and use Variant Peptides to perform research to identify improved Conjugation Technology for conjugating Variant Peptides to molecules [ * ].  For clarity, Cyclacel’s license does not include the right to practice such Corgentech IP with [ * ], but does include the right to practice such Corgentech IP with molecules that are not or do not contain [ * ], including those such molecules that [ * ]or [ * ]or [ * ].

6.4                                 LICENSE GRANT TO CYCLACEL UNDER RESEARCH PROGRAM PATENT RIGHTS.  Corgentech hereby grants to Cyclacel a fully paid-up,

royalty-free, irrevocable, non-exclusive, worldwide, sublicensable license under the Research Program IP which claims or covers, or relates to [ * ](but excluding in any event all [ * ]relating to the [ * ]or [ * ]therefor), that is necessary or useful for the research, development and commercialization of products containing Variant Peptides conjugated to molecules [ * ], (i) to research, develop, make, have made, use, sell, offer for sale, import or otherwise Commercialise and have Commercialised products containing Variant Peptides conjugated to [ * ], and (ii) to make and use Variant Peptides to perform research to identify improved Variant Peptides and methods of conjugating Variant Peptides to [ * ].  For clarity, Cyclacel’s license does not include the right to practice such Research Program IP licensed to Cyclacel pursuant to this Clause 6.4 with [ * ]but does include the right to practice such Research Program IP with [ * ], including those such [ * ]or [ * ]or [ * ].

6.5                                 SUBLICENSING.  Where so permitted under this Agreement, either Party shall be entitled to sublicense the rights granted to it hereunder, provided that such Party (“Sublicensor”) shall remain responsible for all of its obligations hereunder.  If the acts or omissions of any such sublicensee cause Sublicensor to be in breach of this Agreement, Sublicensor shall be responsible therefor regardless of any remedy which Sublicensor may have against the sublicensee for breach of the sublicense.  In particular but without limitation, Sublicensor shall ensure that any sublicensee performs its financial obligations under that sublicense that may impact the rights of the other Party under this Agreement, and Sublicensor shall indemnify the other Party against any and all loss, damage, cost or expense which such other Party may incur as a result of failure by a sublicensee of Sublicensor to perform such obligations.

6.6                                 RIGHT OF FIRST NEGOTIATION.  During the term of this Agreement Cyclacel shall first offer to Corgentech the terms of a license to any Cyclacel

Future IP which Cyclacel or any of its Affiliates decides to license to a Third Party. Cyclacel shall make its offer in writing specifying the Cyclacel Future IP in question and suggested terms for the license. If Corgentech notifies Cyclacel of Corgentech’s interest in obtaining such a license within [ * ]after receiving such notice from Cyclacel, then Corgentech shall have a right of [ * ]for such license with Cyclacel for a period of [ * ]from the date that Cyclacel received Corgentech’s notice of interest. During such period, Cyclacel shall negotiate with Corgentech in good faith. At the end of such    [ * ]period, if such a license has not been executed between the Parties, Cyclacel shall be free to license such Cyclacel Future IP to any Third Party, provided that Cyclacel shall not thereafter grant to any Third Party any such license or terms [ * ]to such Third Party than [ * ]unless [ * ], and Corgentech fails, within [ * ]after receiving such offer, to [ * ].

6.7                                 TERMINATION OF [ * ]  Corgentech may, in its sole discretion, elect to terminate its [ * ].  If Corgentech makes such election, then the Cyclacel IP shall [ * ]Cyclacel [ * ]and the provisions of this Agreement [ * ]licensed to Cyclacel thereunder shall [ * ].

7.                                       PAYMENTS

7.1                                 EXECUTION FEE

Within [ * ]of the Commencement Date Corgentech shall pay Cyclacel an execution fee of [ * ]pounds sterling (GBP [ * ]).

7.2                                 ANNUAL FEES

7.2.1                        Until Corgentech has paid the milestone due under Clause 7.3.1(d) Corgentech will pay to Cyclacel an annual fee (commencing upon the first anniversary of the Commencement Date) equal to [ * ](GBP      [ * ]), subject to Clause 7.2.2.  The annual fee will be due and payable within [ * ]days after Corgentech receives an invoice therefor, such invoice to be issued and dated after but not before each anniversary of the Commencement Date.  Any such invoices provided by Cyclacel shall be sent to the attention of Accounts Payable at the address specified for Corgentech in Schedule 5.

7.2.2                        Upon the occurrence of each of the following events:

(a)                                  [ * ]; and

(b)                                 [ * ];

the annual fee set out in Clause 7.2.1 above will [ * ]), with such [ * ]annual fee [ * ]following the grant of the relevant patent.  As an illustration, following the occurrence of one or both of the events above, the [ * ]either [ * ](if such a [ * ]) or [ * ](if such a [ * ]).

7.2.3                        The amounts due to Cyclacel under this Clause 7.2 shall be [ * ]as provided in [ * ]as of the [ * ]

7.2.4                        Any payment made by Corgentech to Cyclacel under the Material Transfer Agreement between the Parties effective as of August 17, 2004 shall be [ * ]the [ * ]

7.3                                 MILESTONES

7.3.1                        The following milestone payments shall be made by Corgentech to Cyclacel in relation to each Compound (subject to Clause 7.3.3) that is the subject of a Development Program (except that the milestone payment described in (h) shall be payable only one time, regardless of the number of times such event occurs).

(a)                                  [ * ]:  – [ * ]pounds sterling (GBP [ * ]);

(b)                                 [ * ]: - [ * ]pounds sterling (GBP [ * ]);

(c)                                  [ * ]: - [ * ]pounds sterling (GBP [ * ]);

(d)                                 [ * ]: - [ * ]pounds sterling (GBP [ * ]);

(e)                                  [ * ]:- [ * ]pounds sterling (GBP [ * ]);

(f)                                    [ * ]:- [ * ]pounds sterling (GBP [ * ]);

(g)                                 [ * ]:- [ * ]pounds sterling (GBP [ * ]); and

(h)                                 [ * ]: A one-time payment of [ * ]pounds sterling (GBP [ * ]).

7.3.2                        Corgentech shall report the occurrence of each event triggering a payment under Clause 7.3.1 to Cyclacel within [ * ]of its occurrence, and at the same time shall make the milestone payment to Cyclacel for which Clause 7.3.1 provides.

7.3.3                        The milestones set forth in this Clause 7.3 shall apply to each Compound for which such milestone is achieved (except as otherwise set forth above); however, if Corgentech, its Affiliates and sublicensees develop a Back-Up Compound or Product therefor, then amounts previously paid for development of the original Compound or Product, shall be creditable against any milestones achieved for the selected Back-Up Compound or Product based thereon.

7.4                                 NON-CREDITABLE PAYMENTS.  The sums set out in Clauses 7.1 to 7.3 are all payable in consideration of the licenses granted by Cyclacel herein, and are non-refundable in any circumstances whatsoever and are not creditable against the royalties due under Clause 7.5 except as provided in Clause 7.2.3.

7.5                                 ROYALTIES

7.5.1                        Subject to the provisions of Clauses 7.6, 7.7 and 7.8, Corgentech will pay to Cyclacel, royalties on a Product by Product basis for all Products, as set forth below:

royalty = A + B + C

where,

A equals [ * ]of that portion of Corgentech’s or its Affiliates’, agents’ or sublicensees’ worldwide Net Sales of each Product, which, during the calendar year in question, is less than [ * ]US dollars (USD [ * ]);

B equals three and [ * ]of that portion of Corgentech’s or its Affiliates’, agents’ or sublicensees’ worldwide Net Sales of each Product, which, during the calendar year in question, is greater than or equal to [ * ]United States dollars (USD [ * ]) and less than or equal to [ * ]United States dollars (USD [ * ]);

C equals [ * ]of that portion of Corgentech’s or its Affiliates’, agents’ or sublicensees’ worldwide Net Sales of each Product, which, during the calendar year in question, is greater than [ * ]United States dollars (USD [ * ].

7.6                                 ROYALTY TERM.  Royalties under Clause 7.5 shall be payable on a country by country basis for the longer of:

(a)                                  for so long as there are Valid Claims of Cyclacel Patent Rights Covering the Compound included in such Product in such country of sale or there are [ * ]Research Program Patent Rights Covering the Compound included in a Product in such country of sale [ * ](as the case may be); or

(b)                                 for a period of [ * ]from the Launch of such Product in that country (provided always that in the case of a country [ * ]period shall run from [ * ].

7.7                                 ROYALTY ON DERIVATIVES.  If Corgentech, its Affiliates or sublicensees create or otherwise generate derivatives of a Licensed Variant Peptide using a Licensed Variant Peptide or Cyclacel IP, including [ * ](each, a “Derivative”), and use such Derivative in the development of a Compound and resulting Product, and if such Derivative is not Covered by Cyclacel Patent Rights, then Corgentech shall pay a royalty to Cyclacel upon Net Sales of any such Products at a rate equal to [ * ].

7.8                                 ROYALTY OFFSETS.  Corgentech shall, subject to the provisions of Clause 8.6.2, have the right to deduct a maximum of [ * ]provided always that such offsets do not reduce the royalties set forth in Clause 7.5, as applicable, to less than [ * ]of Net Sales of such Products (the “Royalty Minimum”), provided that if the relevant Product is [ * ]and [ * ]pursuant to [ * ]the Royalty Minimum shall be [ * ]of Net Sales of such Products.  For the purposes of this Clause 7.8, a Third Party Patent Right is a Patent Right owned or controlled by a Third Party that contains [ * ].  For the avoidance of doubt this Clause 7.8 does not apply in the circumstances of Clause 7.7.

7.9                                 ROYALTY PAYMENT.  Corgentech shall pay royalties to Cyclacel in USD from a source within the United States.  Corgentech shall make the royalty payments due to Cyclacel under Clause 7.5 or 7.7 at Quarterly intervals. Within [ * ]of the end of each Quarter after Launch of a Product in any country, Corgentech shall pay all monies due to Cyclacel under Clause 7.5 or 7.7.  Each royalty payment shall be accompanied by a report summarising the Net Sales of the Product on a country by country basis during the relevant three-month period, the currency conversion rate, if applicable, the taxes withheld, if any, which royalty calculation is being applied and the total royalty payments due.

7.10                           CURRENCY CONVERSION.  Whenever for the purpose of calculating royalties conversion from any foreign currency into USD shall be required, such conversion shall be made as follows: the rate of currency conversion shall be calculated using a simple average of the mid-month and month-end rates as provided by Brown Brothers Harriman, 59 Wall Street, NY, NY 10005, for each relevant period, or if such rate is not available, the spot rate as published by The Wall Street Journal, Eastern Edition for such accounting period.

7.11                           TAXES.  Corgentech shall pay royalties to Cyclacel in USD free and clear of and without deduction or deferment in respect of any disputes or claims whatsoever. Any tax which Corgentech is required to pay or withhold with respect of license fees and royalty payments to be made to Cyclacel hereunder shall be deducted from the amount otherwise due provided that, in regard to any such deduction, Corgentech shall give Cyclacel such assistance, which shall include the provision of such documentation as may be required by the US Internal Revenue Service and other revenue services, as may reasonably be necessary to enable Cyclacel to claim exemption therefrom or obtain a repayment thereof or a reduction thereof and shall upon request provide such additional documentation from time to time as is needed to confirm the payment of tax.

7.12                           RECORDS AND AUDITS.  Corgentech and its Affiliates and agents shall keep, and shall require Corgentech’s sublicensees to keep, full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable to Cyclacel, for a minimum period of [ * ]following the year in which such sales occurred.  Upon advance written notice by Cyclacel, Cyclacel shall have the right to instruct an independent accounting firm reasonably acceptable to Corgentech to perform an audit, conducted in accordance with United States Generally Accepted Auditing Standards (GAAS), as is reasonably necessary to enable such accounting firm to report to Cyclacel the Net Sales of Product for the period or periods requested by Cyclacel, on the following basis:-

7.12.1                  such firm of accountants shall be given access to and shall be permitted to examine and copy such books and records upon [ * ]notice having been given by Cyclacel, and at reasonable times on Business Days, for the purpose of certifying to Cyclacel that the Net Sales calculated by Corgentech, its Affiliates and/or agents, or sublicensees during any Year were calculated correctly in accordance with this Agreement.  If such certification cannot be given, such auditor shall specify the reasons therefor to enable the Parties to recalculate the relevant sums;

7.12.2                  prior to any such examination taking place, such firm of accountants shall undertake to Corgentech that they shall keep all information and data contained in such books and records, and copies thereof, strictly confidential and shall not disclose such information or copies of such books and records to any third person including Cyclacel, but shall only use the same for the purpose of the calculations which they need to perform in order to issue the certificate to Cyclacel which this Clause 7.12 envisages;

7.12.3                  any such access examination and certification shall not occur more frequently than once per year, and will not go back over records more than [ * ]

7.12.4                  Corgentech shall make reasonably available its personnel to answer queries on all such books and records required for the purpose of that certification; and

7.12.5                  if the certification shows that Corgentech has not calculated the Net Sales correctly the Parties shall retain an independent Third Party accountant to recalculate these sums and any monies which such recalculation shows as being due and owing by one Party to the other shall be paid by that Party.  The cost of such accountant shall be the responsibility of Corgentech if the recalculation shows that Corgentech underpaid amounts due to Cyclacel by more than [ * ], and the responsibility of Cyclacel otherwise.

7.13                           WIRE TRANSFER.  All payments made to Cyclacel under the Agreement shall be made by wire transfer to the account of Cyclacel Limited at Barclays Bank Plc, Chesterton, Cambridge, UK, [ * ], Account No. [ * ], Swift Code  [ * ]or any other bank account that may be notified by Cyclacel to Corgentech from time to time.

7.14                           INTEREST.  If either Party fails to make any payment to the other Party hereunder on the due date for payment, and the payment is not subject to any good faith dispute that has been submitted for dispute resolution under Clause 16, then without prejudice to any other right or remedy available to that Party, that Party expecting payment shall be entitled to charge the other Party interest (both before and after judgement) on the amount unpaid at the per annum rate of LIBOR plus [ * ]until payment in full is made, or, if less, the maximum rate allowed by law.  If a payment is in dispute between the Parties, any such dispute shall be promptly submitted for resolution according to Clause 16.

8.                                       INTELLECTUAL PROPERTY - PROSECUTION, MAINTENANCE AND ENFORCEMENT

8.1                                 CYCLACEL PATENT RIGHTS.  Cyclacel shall at its own cost and expense be solely responsible for the filing, prosecution and maintenance of Cyclacel Patent Rights [ * ]in accordance with the strategy that Cyclacel reasonably devises; provided that Cyclacel shall use all reasonable endeavours to file, prosecute and maintain all patent applications and patents included in

Cyclacel Patent Rights [ * ]. Without limiting the foregoing, (a) Cyclacel shall file, prosecute and maintain such patent applications and patents in those countries on Schedule 6, Part A hereto, including without limitation the conduct of any claims or proceedings relating to such filing and prosecution activities (e.g., any interference, reissue or re-examination or opposition or revocation proceedings); (b) Cyclacel shall file and prosecute such Cyclacel Patent Rights in those countries listed on Schedule 6, Part B hereto,  until the time at which the European Patent Office grants an allowance (“Allowance”) for such Cyclacel Patent Rights, including without limitation the conduct of any (claims or proceedings relating to such filing and prosecution activities (e.g.,  any interference, reissue or re-examination or opposition or revocation proceedings) as relevant; and (c) after the European Patent Office grants an Allowance for the Cyclacel Patents Rights in those countries in Schedule 6, Part B, Cyclacel shall continue to prosecute and maintain such Cyclacel Patent Rights in those countries listed on Schedule 6, Part C hereto.  Cyclacel shall keep Corgentech informed of all material developments in relation to such Cyclacel Patent Rights and shall, upon Corgentech’s request, provide Corgentech with copies of relevant documents related to the filing, prosecution and maintenance of such Cyclacel Patent Rights.  Cyclacel will take account of Corgentech’s interest hereunder when making any submission to a patent office and in the conduct of any such proceedings in relation to such Cyclacel Patent Rights.  If Cyclacel declines to continue to file, prosecute or maintain any such Cyclacel Patent Rights in the countries specified in Schedule 6, Part A, B or C, as required in this Clause 8.1, Cyclacel shall so notify Corgentech in writing at least [ * ]prior to any relevant filing or correspondence deadline relating to such activities.  In such circumstances Corgentech shall have the right to elect with written notice at least [ * ]prior to such deadline, to require Cyclacel to continue to prosecute or maintain such Cyclacel Patent Rights in such country or countries, at [ * ]expense and such Patent Rights shall [ * ].

The election right of Corgentech shall not apply in the case where Cyclacel declines to continue to maintain any granted patent falling under the Cyclacel Patent Rights in which the claimed matter is such that the patent is not necessary or useful in connection with the exercise by Corgentech of its license rights under the Agreement. Cyclacel shall use its best endeavours to ensure [ *  ] under the [ * ]Cyclacel shall [ * ]to the extent Corgentech so requests and to the extent permitted therein and in a manner consistent with this Clause 8.1.

8.2                                 RESEARCH PROGRAM PATENT RIGHTS.  Corgentech shall at its own cost and expense be solely responsible for the filing, prosecution and maintenance of Research Program Patent Rights in accordance with the strategy Corgentech reasonably devises, including the conduct of any claims or proceedings relating to them (including but not limited to any interference, reissue or re-examination or opposition or revocation proceedings).  Corgentech shall keep Cyclacel informed of all material developments in relation to the Research Program Patent Rights licensed to Cyclacel pursuant to Clause 6.4 and shall, [ * ].  Corgentech will take account of Cyclacel’s interest hereunder when making any submission to a patent office (including the scope of foreign filings) and in the conduct of any proceedings in relation to the Research Program Patent Rights licensed to Cyclacel pursuant to Clause 6.4.

8.3                                 BACKUP RIGHTS.  In the event that Corgentech declines to file or, having filed, declines to file or prosecute pending Research Program Patent Rights licensed to Cyclacel pursuant to Clause 6.4 in any country listed on Schedule 6, Part A, or to maintain Research Program Patent Rights licensed to Cyclacel pursuant to Clause 6.4 in any country listed on Schedule 6, Part B, Corgentech shall provide Cyclacel with written notice thereof prior to the expiration of any deadline relating to such activities, but in any event at least [ * ]prior notice.  In such circumstances Cyclacel shall have the right to elect, with written notice at least [ * ]Days prior to the deadline, to continue to file or prosecute such Research Program Patent Rights in such country or countries, at its sole expense.

8.4                                 COOPERATION.  The Parties shall cause their patent attorneys to liaise so far as practicable relating to the filing prosecution and maintenance of Patent Rights falling within [ * ]Patent Rights or [ * ]Patent Rights licensed to Cyclacel pursuant to Clause 6.4.  Each Party shall be responsible for the cost of its own patent attorney incurred pursuant to this Agreement.

8.5                                 PATENT ENFORCEMENT.  Corgentech may, but shall not be obliged to, at its own cost and expense, enforce the Cyclacel IP, [ * ]against infringers only where the infringer is using the same in conjunction with Transcription Factor Decoys in accordance with the following:

8.5.1                        Prior to the commencement of proceedings Corgentech shall notify Cyclacel of the alleged infringer’s activities and shall consult with Cyclacel concerning the same.  Thereafter Corgentech shall have the right to conduct the prosecution of such alleged infringer including the right to settle them provided always that Cyclacel shall be entitled to be joined in any such proceedings and to be separately represented in relation to the same at its own cost and expense.  Where it is necessary for Corgentech to commence proceedings as plaintiff it shall be entitled to require Cyclacel to join Corgentech as co-plaintiff and Cyclacel shall provide reasonable assistance in any such proceeding.  Corgentech shall [ * ]by Cyclacel [ * ]providing such assistance, unless Cyclacel [ * ]in such proceeding as aforesaid.  Cyclacel shall use its best endeavours to ensure that [ * ]under the    [ * ], and if [ * ]fails to take such action, Cyclacel shall [ * ]to the extent Corgentech so requests and as permitted therein.

8.5.2                        If Corgentech succeeds in any such infringement proceedings, whether at trial or by way of settlement, Corgentech shall be entitled to retain such part of any award of costs and damages made in such proceedings or settlement sum as is equal to Corgentech’s costs of conducting the proceedings and any amounts Corgentech pays for      [ * ]in such proceeding under Clause 8.5.1, and shall be entitled to retain the balance received by Corgentech less an amount equivalent to [ * ], which amount shall be paid to Cyclacel.

8.5.3                        If Corgentech fails to take any such proceedings Cyclacel may give Corgentech notice that Cyclacel desires to conduct itself such proceedings.  If Corgentech does not notify Cyclacel that Corgentech will conduct such proceeding under Clauses 8.5.1 and 8.5.2 within    [ * ]of the date of such notice, Cyclacel shall be entitled to do so       [ * ]. Cyclacel shall be entitled to require Corgentech to join Cyclacel as co-plaintiff.  Corgentech shall provide all necessary assistance to Cyclacel in relation to such proceedings and Cyclacel shall [ * ]by Corgentech [ * ]providing such assistance, unless Corgentech [ * ]in such proceeding (which Corgentech may elect in its discretion), in which case such separate representation shall be [ * ].  Cyclacel shall have the sole right to conduct such proceedings, including the right to settle them.  If Cyclacel succeeds in any such proceedings it shall be entitled to retain such part of any award of costs and damages made in such proceedings or settlement sum as is equal to Corgentech’s costs of conducting the proceedings and any amounts Cyclacel pays for [ * ]in such proceeding under this Clause 8.5.3, and shall be entitled to retain [ * ]of the balance remaining, with the remaining    [ * ]of such balance paid to Corgentech.  Neither Party may settle any proceeding hereunder in any manner that adversely affects the other Party without such other Party’s prior written consent.

8.6                                 PATENT INFRINGEMENT DEFENSE.  If during the term of this Agreement either Party receives any notice, claim or proceedings from any Third Party alleging infringement of that Third Party’s intellectual property by reason of Corgentech’s activities in relation to this Agreement the Party receiving that notice shall:

8.6.1                        forthwith notify the other Party of the notice, claim or proceeding; and

8.6.2                        neither Party shall make any admission of liability and notwithstanding that Cyclacel may have received the notice Corgentech shall at its own cost and expense be responsible for and shall have conduct of and sole authority in, the defense or settlement of such claims or proceedings. If Corgentech reasonably believes the Third Party Patent Rights are valid and that infringement may be occurring, or that it is economically or otherwise advantageous to seek a license, then:

(a)                                  it may seek a license from such Third Party on appropriate commercial terms, [ * ], for any such license under rights other than [ * ]and

(b)                                 if such Third Party Patent Right(s) are [ * ], then Corgentech shall promptly bring such matter to the attention of Cyclacel, and the Parties shall discuss the basis for such alleged infringement.  If within [ * ]after any such discussion Cyclacel does not agree that infringement of such Third Party Patent Rights may occur or is occurring by the manufacture, use or sale of Compounds or Products by Corgentech, its Affiliates or sublicensees, then Corgentech shall have the option to either (i) seek such a license [ * ], or (ii) not seek such a license and Cyclacel shall [ * ].  If Cyclacel is unable to or fails to [ * ]as provided in such Clause 9.12, then Corgentech may [ * ]or [ * ]Cyclacel under this Agreement, [ * ]the amount of [ * ]that Corgentech may so take (e.g., the [ * ].  If Cyclacel agrees that it is necessary to seek such a license under such Third Party Patent Rights, then Corgentech shall have the right to negotiate the terms of any such license and, if Corgentech enters into a license agreement with such Third Party with respect to such Patent Rights, then Corgentech may [ * ]reasonably allocable to the development, manufacture, use or sale of Compounds or Products that are payable by Corgentech to such Third Party under such agreement, subject to the provisions of Clause 7.8.

8.7                                 PATENT TERM EXTENSION.  Cyclacel shall promptly take all necessary steps to facilitate Corgentech’s application for extensions to the term of Patent Rights falling within Cyclacel Patent Rights, other than [ * ]Patent Rights, in any country, including applications for supplementary protection certificates and patent term extensions. In particular, but without limitation, if Corgentech requests Cyclacel’s assistance in obtaining such an extension of such term, Corgentech shall:

8.7.1                        promptly notify Cyclacel of the number and date of the first and any subsequent Marketing Authorisation for Product in Japan, the European Union or the USA;

8.7.2                        promptly and [ * ]provide to Cyclacel:

(a)                                  a copy of every Marketing Authorisation fulfilling the requirements of Article 8.1(c) of Council Regulation EEC No. 1768/92 (and of any additional applicable requirements imposed by relevant national law) in respect of all Product; and

(b)                                 additional information fulfilling the requirements of Article 8.1(c) of Council Regulation EEC No. 1768/92 and a copy of the notice publishing the Marketing Authorisation in the appropriate official publication (and information and documents fulfilling any additional requirements imposed by relevant national law);

(c)                                  permit use of documents and information provided pursuant to this Clause for the purpose of an application for a supplementary protection certificate or certificates and for patent term extension or extensions.

8.8                                 THIRD PARTY CHALLENGE.  Notwithstanding anything to the contrary herein, for Cyclacel Patent Rights, other than [ * ]Patent Rights claiming a Product, should either Party receive a certification from a Third Party in the US under the US “Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, or its comparable law in the country other than the USA, then such Party shall immediately give written notice to the other Party of such certification.  Corgentech shall then have     [ * ]from the date such Party receives such certification to initiate suit.  In the event the [ * ]period expires without Corgentech having initiated suit, Cyclacel shall have the right to immediately bring suit against the Third Party that filed the certification.  If either Party initiates a suit within a [ * ]period from the date such Party received the certification, it will immediately notify the other Party.

9.                                       WARRANTIES AND LIABILITY

9.1                                 MUTUAL WARRANTIES.  Each Party represents and warrants to the other Party that:

9.1.1                        it has legal power, authority and right to enter into this Agreement and to perform its respective obligations in this Agreement;

9.1.2                        it is not at the Commencement Date a party to any agreement, arrangement or understanding with any Third Party which in any significant way prevents it from fulfilling any of its material obligations under the terms of this Agreement; and

9.1.3                        any information and material provided to the other Party relating to Products and the other activities to be conducted under this Agreement prior to the Commencement Date that is material to the decision of the other Party to enter into this Agreement is true and correct in all material respects.

9.2                                 CYCLACEL WARRANTY OF IP OWNERSHIP.  Cyclacel represents and warrants to Corgentech that Cyclacel is the sole owner or, to its knowledge, the sole licensee (as applicable) as of the Commencement Date of the Cyclacel IP, and Cyclacel possesses all rights necessary to grant to Corgentech the rights which are granted in this Agreement, free and clear of any liens or encumbrances which would prevent or impair the grant of such rights.

9.3                                 CYCLACEL WARRANTY OF OTHER IP.  At the Commencement Date, Cyclacel does not own or have a license to any Patent Rights that are not included in the Cyclacel IP Covering Licensed Variant Peptides or peptide delivery systems, that would be infringed by the manufacture, use or sale of Compounds.

9.4                                 CORGENTECH WARRANTY OF IP OWNERSHIP.  Corgentech represents and warrants to Cyclacel that Corgentech is the sole owner or, to its knowledge, licensee, as applicable, as of the Commencement Date of the Corgentech IP and that Corgentech possesses the right to grant to Cyclacel the rights which are granted in this Agreement, free and clear of any liens or encumbrances which would prevent or impair the grant of such rights.

9.5                                 CYCLACEL WARRANTY OF NON-INFRINGEMENT.  Cyclacel represents and warrants that as of the Commencement Date and so far as Cyclacel is aware, there are no actual or threatened proceedings relating to infringement or misappropriation of Third Party intellectual property rights by the use of Cyclacel IP, and the Cyclacel IP is not the subject of any actual or threatened challenge or revocation proceedings.

9.6                                 CYCLACEL WARRANTY OF THIRD PARTY IP.  Cyclacel represents and warrants that as of the Commencement Date and so far as Cyclacel is aware (but without having conducted detailed searches), no Third Party owns or controls any Patent Rights that Cover Compounds, Products or Variant Peptides.

9.7                                 CYCLACEL WARRANTY OF IP VALIDITY.  Cyclacel represents and warrants that, to its knowledge but without having commissioned or performed formal validity opinions, as of the Commencement Date, the issued Cyclacel Patent Rights are not invalid or unenforceable.

9.8                                 CYCLACEL WARRANTIES AND COVENANTS AS TO [ * ]AGREEMENT.  Cyclacel represents and warrants that as of the Commencement Date, the [ * ]Agreement is in full force and effect and to Cyclacel’s knowledge, Cyclacel has not materially breached its obligations thereunder.  Cyclacel further covenants that it shall perform its obligations under the [ * ]Agreement, and shall not exercise its right to [ * ]under the    [ * ]Agreement to [ * ].  If Cyclacel receives any notice of default under the [ * ]Agreement, it shall promptly notify Corgentech and Corgentech may cure any such default involving [ * ]and any [ * ]pursuant to this Agreement.

9.9                                 NO IMPLIED WARRANTY.  Save as is expressly stated in Clauses 9.1 through 9.8, no representation, condition or warranty whatsoever is made or given by or on behalf of Cyclacel or Corgentech. All conditions and warranties, whether arising by operation of law or otherwise, are hereby expressly excluded, including without limitation any conditions and warranties to the effect that:-

9.9.1                        any of the Cyclacel IP is valid or enforceable; or

9.9.2                        any of the acts to be undertaken by Corgentech pursuant to this Agreement will not infringe the rights of Third Parties.

9.10                           TRIAL SPONSORSHIP.  As between the Parties, Corgentech shall have the control of clinical trials conducted under the Development Program and shall be the sponsor of such trials.  In such capacity, Corgentech shall be responsible for the [ * ]to any participants in such trials who [ * ]pursuant to any [ * ]or [ * ].

9.11                           INDEMNIFICATION OF CYCLACEL.  Corgentech shall be responsible for and shall indemnify Cyclacel and its directors, officers, servants and agents (collectively “the Cyclacel Indemnified Party”) against any and all liability, loss, damage, cost and expense (including legal costs) (collectively, “Losses”) incurred or suffered by the Indemnified Party as a result of any claim brought against Cyclacel by a Third Party which arises as a result of the activities of Corgentech, its Affiliates or agents or sublicensees under this Agreement, including a claim that use of any Compound(s) or Product(s) has caused death or bodily injury, or any negligent act or omission or gross misconduct by Corgentech its employees, agents, independent contractors or Affiliates, except where such Losses have been caused as a result, either directly or indirectly by a breach of contract, warranty or representation, negligent act or omission or gross misconduct on the part of Cyclacel, or any of its employees, agents, independent contractors or Affiliates.  A Cyclacel Indemnified Party that intends to claim indemnification under this Clause 9.11 shall promptly notify Corgentech of any Third Party claim in respect of which the Cyclacel Indemnified Party intends to claim that indemnification.  The Cyclacel Indemnified Party shall not compromise or settle the claim prior to any such notice.  Corgentech may assume and control the defence of any such Third Party claim including settlement of same (provided that it may not settle such claim in a manner adversely affecting Cyclacel or the Cyclacel Indemnified Party without Cyclacel’s prior written consent), provided however, that the Cyclacel Indemnified Party shall have the right to retain its own counsel at Corgentech’s own cost and expense, if representation of that Cyclacel Indemnified Party by the counsel retained by Corgentech would be inappropriate due to actual or potential differing interests between the Cyclacel Indemnified Party and any other party represented by that counsel in the proceedings.  The Cyclacel Indemnified Party shall co-operate with Corgentech and its legal representatives in the investigation of any matter covered by this indemnification.

9.12                           INDEMNIFICATION OF CORGENTECH.  Cyclacel shall be responsible for and shall indemnify Corgentech and its directors, officers, servants and agents (collectively “the Corgentech Indemnified Party”) against any and all Losses incurred or suffered by the Corgentech Indemnified Party as a result of any claim brought against Corgentech by a Third Party being a claim in respect of (i) death or personal injury which it is asserted has occurred as a result of the activities of Cyclacel or its Affiliates or sublicensees under this Agreement, or any negligent act or omission or gross misconduct by Cyclacel, its employees, agents, independent contractors or Affiliates, and (ii) infringement of a Third Party Patent Right as to which Cyclacel is obligated to indemnify Corgentech pursuant to Clause 8.6.  Any Corgentech Indemnified Party that intends to claim indemnification under this Clause 9.12 shall promptly notify Cyclacel of any Third Party claim in respect of which the Indemnified Party intends to claim the indemnification. The Corgentech Indemnified Party shall not compromise or settle the claim prior to any such notice.  Cyclacel may assume and control the defence of any such Third Party claim including any settlement of the same (provided that it may not settle such claim in a manner adversely affecting Corgentech or the Corgentech Indemnified Party without Corgentech’s prior written consent), provided however, that the Corgentech Indemnified Party shall have the right to retain its own counsel at Cyclacel’s cost and expense, if representation of that Corgentech Indemnified Party by the counsel retained by Cyclacel would be inappropriate due to actual or potential differing interests between the Corgentech Indemnified Party and any other party represented by that counsel in the proceedings.  The Corgentech Indemnified Party shall co-operate with Cyclacel and its legal representatives in the investigation of any matter covered by this indemnification.

9.13                           LIMITATION OF LIABILITY.  Neither Party shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other or its Affiliates:

9.13.1                  of a direct nature where the same is a loss of turnover, profits business or goodwill; or

9.13.2                  of any indirect, consequential or punitive nature, including any indirect or consequential economic loss or other indirect or consequential loss of turnover, profits, loss of enterprise value, business or goodwill or otherwise.

The foregoing shall not limit either Party’s obligations under Clause 9.11 or 9.12.

9.14                           INSURANCE.  Corgentech shall secure and maintain comprehensive general liability insurance with insurers having an AM Best rating within the [ * ]categories at the time (at the date of this Agreement known as [ * ]or

[ * ]), including, product liability, contractual liability, personal injury, and insurance against claims regarding the development, manufacture, delivery, storage, handling and use of Product under this Agreement, in such amounts as it customarily maintains for similar products and activities in accordance with prudent insurance practice, but in no event less than the dollar equivalent of [ * ]United States dollars (USD [ * ]) per occurrence and in the aggregate per year.

10.                                 CONFIDENTIALITY

10.1                           CONFIDENTIALITY OBLIGATIONS.  Except as otherwise expressly provided in this Agreement, each of the Parties undertakes and agrees to:

10.1.1                  keep the Disclosing Party’s Confidential Information secret and confidential and shall not disclose it to any Third Party without the other Party’s prior written consent save as expressly or impliedly permitted under this Agreement;

10.1.2                  only use the Disclosing Party’s Confidential Information for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever;

10.1.3                  ensure that only those of its officers, consultants, employees (including without limitation directors), sublicensees, Affiliates and such Third Parties who are directly concerned with the carrying out of this Agreement have access to the Disclosing Party’s Confidential Information on a strictly applied “need to know” basis and are informed of the secret and confidential nature of it;

10.1.4                  keep the Disclosing Party’s Confidential Information separately identifiable at all times from all other Know How which it may hold; and

10.1.5                  clearly identify the Disclosing Party’s Confidential Information as confidential.

10.2                           EXCEPTIONS.  The obligations of confidentiality referred to in Clause 10.1 shall not extend to any Confidential Information which:-

10.2.1                  is or becomes generally available to the public otherwise than by reason of breach by a Recipient Party of the provisions of Clause 10.1; or

10.2.2                  is known to the Recipient Party and is at its free disposal at the time of its disclosure to the Recipient Party (having been generated independently by the Recipient Party or a Third Party in circumstances where it can be shown that it has not been derived from access to the Disclosing Party’s Confidential Information); or

10.2.3                  is subsequently disclosed to the Recipient Party without obligations of confidentiality by a Third Party owing no such obligations to the Disclosing Party in respect of that Confidential Information.

10.3                           PERMITTED DISCLOSURES.  Each Party may disclose the other Party’s Confidential Information if it is required by law to be disclosed (including as part of any regulatory submission or approval process).  If such a disclosure is so required, then the Recipient Party shall use Commercially Reasonable Efforts to provide to the Disclosing Party prompt written notice of this requirement so that the Disclosing Party may, if so advised, seek appropriate relief to prevent such disclosure.  Any such required disclosure shall be permitted only to the extent so required and shall be subject to prior consultation, where practicable, with the Disclosing Party with a view to agreeing timing and content of such disclosure.

10.4                           INSOLVENCY.  In the event that a court or Competent Authority assumes partial or complete control over the assets of a Recipient Party based on Insolvency Event of that Party, the Recipient Party shall:

10.4.1                  promptly notify such court or Competent Authority:

(a)                                  that Confidential Information received from the Disclosing Party is owned or Controlled by the Disclosing Party; and

(b)                                 of the confidentiality obligations under this Agreement; and

10.4.2                  to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality and security of the Disclosing Party’s Confidential Information and to ensure that the court or Competent Authority maintains that Confidential Information in confidence in accordance with this Agreement.

10.5                           REMEDIES.  The Parties understand that remedies in damages may be inadequate to protect against any breach of any of the provisions of this Clause 10 by either Party or their employees, officers or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to seek the granting of interim and final injunctive relief by a court of competent jurisdiction in the discretion of that court against any action that constitutes any breach of this Clause 10.

10.6                           TERM OF CONFIDENTIALITY OBLIGATIONS.  The Parties agree that the obligations of confidentiality set out in this Clause 10 shall continue to apply for [ * ]following the termination of this Agreement for whatever reason, except that such obligations shall continue indefinitely for any Confidential Information maintained by the Disclosing Party as a trade secret.

10.7                           PUBLICATION.  As soon as possible prior to any publication containing, and/or other disclosure of, Cyclacel Confidential Information, in accordance with its normal publication practice, Corgentech shall furnish Cyclacel with preliminary data and drafts of the proposed publication and disclosure, whether oral, in writing or in any other form, including abstracts, slides, posters or other presentation material, and, as soon as available, the proposed final manuscript.  Cyclacel shall thereafter be entitled to review the proposed final manuscript during a period of [ * ]from the receipt thereof and may within such time request that submission for publication or disclosure is delayed with an additional period of [ * ]to enable the filing of a patent application thereon. Corgentech shall reasonably observe the comments, views and opinions provided by Cyclacel.  Notwithstanding the foregoing Corgentech shall not publish or disclose any Cyclacel Confidential Information without having obtained the prior written consent of Cyclacel.

11.                                 TERM AND TERMINATION

11.1                           TERM.  Subject to the other provisions of this Clause, this Agreement shall expire on a country by country and Product by Product basis when no further payment is due from Corgentech to Cyclacel hereunder in relation to sales of such Product in that country. Upon any such expiration Corgentech’s license under Clause 6.2 in such country shall continue fully paid up and royalty free.

11.2                           TERMINATION.  Each of the Parties (“the Terminating Party”) shall have the right to terminate this Agreement for cause upon giving written notice of termination to the other (“the Defaulting Party”) upon the occurrence of any of the following events at any time during this Agreement:-

11.2.1                  the Defaulting Party commits a material breach of this Agreement which is incapable of remedy or which in the case of a breach capable of remedy shall not have been remedied within [ * ]of the receipt by it of a written notice from the other Party identifying the breach and requiring its remedy;

11.2.2                  if an Insolvency Event occurs in relation to the Defaulting Party.  In any event when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement.

11.3                           TERMINATION AT WILL.  Corgentech shall have the right at any time to terminate this Agreement at will upon [ * ]prior written notice to Cyclacel.  This Agreement shall terminate upon expiration of such [ * ]notice.

11.4                           CONVERSION TO NON-EXCLUSIVE LICENSE.  At the election of Cyclacel, exercised in its sole discretion, when it has the right to terminate this Agreement under Clause 11.2.1, Cyclacel shall have the right by giving notice in writing to Corgentech instead of terminating this Agreement, to convert the exclusive and co-exclusive licenses under Clauses 6.1 and/or 6.2 as the case may be (depending on the timing of such termination) to nonexclusive licenses.

12.                                 CONSEQUENCES OF TERMINATION

12.1                           SURVIVAL ON TERMINATION BY CORGENTECH UNDER CLAUSE 11.3 OR BY CYCLACEL UNDER CLAUSE 11.2.  Upon a termination of this Agreement by Corgentech under Clause 11.3 or a termination of this Agreement by Cyclacel pursuant to Clause 11.2 (termination for cause) all of Corgentech’s licenses hereunder shall terminate (as shall any sublicense granted thereunder) and Corgentech shall:-

12.1.1                  deliver up to Cyclacel or at Cyclacel’s option destroy all and any Licensed Variant Peptides or related Materials and Cyclacel Know

How in the possession or control of Corgentech, its Affiliates or sublicensees;

12.1.2                  [ * ]Cyclacel’s licenses under Clauses 6.3 and 6.4 [ * ];

12.1.3                  the provisions of Clauses 5, 6.5, 9.11 and 9.12 (as to claims arising during the term of this Agreement), 9.13, 10, 12, 13, 15, 16, 17, 19, 20, 22, 23, and 24 shall continue to apply.

12.2                           SURVIVAL ON TERMINATION BY CORGENTECH UNDER CLAUSE 11.2.  Upon the termination of this Agreement by Corgentech pursuant to Clause 11.2 (termination for cause) the licenses granted to Corgentech hereunder shall continue to apply on their terms including the terms of Clause 7 (which shall survive such termination but be subject to offset by Corgentech by any damages incurred by Corgentech in relation to Cyclacel’s breach) and Cyclacel’s licenses (and any sublicense granted thereunder) under Clauses 6.3 and 6.4 shall also continue provided always that thereafter Corgentech shall be under no further obligation to include in Research Program IP licensed to Cyclacel under Clause 6.4 any Know How or Patent Rights generated or otherwise coming into existence after that time which otherwise would have fallen within the definition of Research Program IP.  Upon any such termination by Corgentech the provisions of Clauses 5, 6.5, 8, 9.8, 9.11 and 9.12 (as to claims arising during the term of this Agreement), 9.13, 9.14, 10, 12, 13, 15, 16, 17, 19, 20, 22, 23, and 24 shall continue to apply.

13.                                 ASSIGNMENT

This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties.  Neither this Agreement nor any interest hereunder shall be assignable by either party without the written consent of the other, provided, however, that either party may assign this Agreement or any part of its rights and obligations hereunder, to any Affiliate or to any corporation with which such Party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other Party provided always that the assignee undertakes in writing to the other Party to perform the terms of this Agreement and otherwise be bound by such terms.

14.                                 FORCE MAJEURE

14.1                           EFFECT OF A FORCE MAJEURE EVENT.  If a Party (the “Affected Party”) is unable to carry out any of its obligations under this Agreement due to Force Majeure this Agreement shall remain in effect but the Affected Party’s relevant obligations under this Agreement and the corresponding obligations of the other Party (“Non-Affected Party”) under this Agreement, shall be suspended for a period equal to the circumstance of Force Majeure provided that:-

14.1.1                  the suspension of performance is of no greater scope than is required by the Force Majeure;

14.1.2                  the Affected Party immediately gives the Non-Affected Party prompt written notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure and notifies the Non-Affected Party immediately of the cessation of the Force Majeure;

14.1.3                  the Affected Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

14.1.4                  a soon as practicable after the event which constitutes Force Majeure the Parties discuss how best to continue their operations as far as possible in accordance with this Agreement.

14.2                           EXTENDED PERIOD OF FORCE MAJEURE.  If the circumstance of Force Majeure prevails for a continuous period in excess of [ * ]the Non-Affected Party may without prejudice to any other rights or remedies which may be available to it terminate this Agreement with immediate effect by giving written notice of termination to the other Party.  In the event of termination under this Clause 14.2 the provisions of Clause 12 shall not apply and the Parties shall meet to discuss the Cyclacel IP, and the Research Program IP and the Corgentech IP and a potential process for its continued use by the Parties.

15.                                 GOVERNING LAW

The validity, construction and interpretation of this Agreement and any determination of the performance which it requires shall be governed by the law of the State of New York, without reference to conflict of law principles that require the application of a law of a different jurisdiction.

16.                                 JURISDICTION

16.1                           DISPUTE RESOLUTION.  In the event of any material dispute concerning rights or obligations under this Agreement or in material breach of this Agreement then the Parties shall comply with the following procedure: the Chief Executive Officer of Cyclacel and the Chief Executive Officer of Corgentech or their nominee shall be notified in writing of the dispute by either Party.  They or their nominees shall meet to resolve the dispute in good faith.  If such resolution is not reached within [ * ]of such written notice, then the provision of Clause 16.2 shall apply.

16.2                           JURISDICTION.  Subject to the provisions of Clause 16.1, all disputes between the Parties arising under out of or relating to this Agreement, including without limitation its formation, validity, binding effect, interpretation, performance breach or termination as well as non-contractual claims and including disputes relating to pre-contractual representations, shall be resolved by a court of competent jurisdiction within the State of New York USA, and each Party hereby submits to the jurisdiction of such court.

17.                                 WAIVER

17.1                           WAIVER IN WRITING.  Save as expressly provided in this Agreement neither Party shall be deemed to have waived any of its rights or remedies whatsoever unless the waiver is made in writing, signed by a duly authorised representative of that Party and may be given subject to any conditions thought fit by the grantor.  Unless otherwise expressly stated any waiver shall be effective only in the instance and for the purpose for which it is given.

17.2                           NO IMPLIED WAIVER.  No delay or failure of any Party in exercising or enforcing any of its rights or remedies whatsoever shall operate as a waiver of those rights or remedies or so as to preclude or impair the exercise or enforcement of those rights or remedies.  No single or partial exercise or enforcement of any right or remedy by any Party shall preclude or impair any other or further exercise or enforcement of that right or remedy by that Party.

18.                                 SEVERANCE OF TERMS

If any provision(s) of this Agreement are or become invalid, are ruled illegal by any Court of competent jurisdiction or are deemed unenforceable under then current applicable law, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby, provided that a Party’s rights are not materially affected.  The Parties hereto covenant and agree to re-negotiate any such provision in good faith in order to provide a reasonably acceptable alternative to the provision that is invalid, illegal, or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

19.                                 ENTIRE AGREEMENT/VARIATIONS

19.1                           ENTIRE AGREEMENT.  This Agreement and all Schedules hereto and the Letter Agreement constitute the entire agreement and understanding between the Parties and supersede all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement, including without limitation the Material Transfer Agreement entered into between the Parties effective on August 17th 2004 (the “MTA”), provided that any confidential information disclosed by a Party under the MTA shall be deemed “Confidential Information” of such Party under this Agreement, that ownership of any inventions made or arising under the MTA shall be determined as if such invention was made under this Agreement by the inventing Party or Parties, and that each Party’s respective rights to publish results generated under the MTA shall be determined as if such results were generated under this Agreement, and further provided that the Confidentiality Disclosure Agreement between Corgentech and Cyclacel entered into on April 14, 2004 shall continue to govern the confidential information exchanged under that agreement before the Commencement Date.

19.2                           AMENDMENT.  No variation, amendments, modification or supplement to this Agreement shall be valid unless agreed in writing in the English language and signed by a duly authorised representative of each Party.

20.                                 NOTICES

20.1                           METHOD OF NOTICE.  Any notice or other communication given pursuant to or made under or in connection with the matters contemplated by this Agreement shall be in writing in the English language and shall be delivered by courier or sent by facsimile to the address or facsimile number of the recipient set out in Schedule 5 or as specified by the recipient from time to time in accordance with Clause 20.3.  Notices sent by E-Mail shall not be valid of themselves and must be confirmed in hard copy form by courier or facsimile.

20.2                           TIMING OF NOTICE.  Any notice given pursuant to this Clause shall be deemed to have been received:-

20.2.1                  if delivered by courier, at the time of delivery; or

20.2.2                  if sent by facsimile, on acknowledgement by the recipient facsimile receiving equipment on a Business Day if the acknowledgement occurs before 5 p.m. local time on a Business Day of the recipient and in any other case on the following the Business Day.

20.3                           SPECIAL NOTICE.  A Party may notify the other Parties to this Agreement of a change of its name, relevant addressee, address or facsimile number for the purposes of Schedule 5, provided that such notification shall only be effective on:-

20.3.1                  the date specified in the notification as the date on which the change is to take place; or

20.3.2                  if no date is specified or the date specified is less than five (5) Business Days after the date on which the notice is given, the date falling five (5) Business Days after notice of any such change has been given.

20.4                           NOT APPLICABLE TO SERVICE DOCUMENTS.  For the avoidance of doubt, the Parties agree that the provisions of this Clause shall not apply in relation to the service of Service Documents (as defined in Clause 20.5).

20.5                           SERVICE DOCUMENT.  “Service Document” means a writ, summons, order, judgement or other document related to or in connection with any Court proceeding, cause, matter or action arising out of or connected in any way with this Agreement.

21.                                 COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original of this Agreement, and all of which shall together constitute one and the same instrument.  Complete sets of counterparts shall be retained by each Party.

22.                                 THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP

The Parties are independent contractors.  Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute or be deemed to constitute a partnership, association, joint venture or other co-operative entity between the Parties and neither party shall have any authority to bind the other in any way except as provided in this Agreement.

23.                                 COSTS

Each Party shall bear its own costs, legal fees and other expenses incurred in the negotiation, preparation, execution and implementation of this Agreement and the documents referred to herein.

24.                                 ANNOUNCEMENTS

24.1                           PUBLICITY.  No public announcements or other disclosure to Third Parties concerning the financial or other terms of this Agreement, or the Parties’ performance under this Agreement, shall be made, whether directly or indirectly, by either Party to this Agreement, except as may be legally required, without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure, with the exception that:

24.1.1                  a Party may disclose the full terms of this Agreement to its investment bankers, lawyers, accountants and other professional advisors, corporate partners, or a Third Party seeking to collaborate with, invest in, lend funds to acquire or merge with or be acquired by such Party without the other Party’s prior approval provided that such disclosure is made under terms of confidentiality, whether express or implied; and

24.1.2                  a Party may disclose the terms of this Agreement if required by law, or to any securities exchange or regulatory authority or government body to which either Party is subject or submits, wherever situated, including (without limitation) the US Securities Exchange Commission, the UK Stock Exchange or the Panel on Take-overs and Mergers, whether or not the requirement has the force of law provided that it takes advantage of all provisions to keep confidential as many terms of this Agreement as possible.

24.2                           INITIAL PUBLIC ANNOUNCEMENT.  On or promptly after the Commencement Date, the Parties shall make an initial public announcement of the execution of this Agreement in a form that is substantially similar to that attached as Schedule 7.  In respect of those public announcements and disclosures not permitted by Clause 24.1 the Party desiring to make any such public announcements or other disclosure shall inform the other Party of the proposed announcements or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such Party to comment upon such announcement or disclosure, which comments shall be provided by such other Party within      [ * ]. The Party seeking disclosure shall reasonably incorporate the comments of the other Party and shall redact from such disclosure the Confidential Information of the other Party upon the request of the other Party.  The Parties shall jointly develop press releases and information materials that can be used by either Party for presentations to financial advisers and similar recipients.

IN WITNESS WHEREOF the Parties have executed this agreement the day and year first above written.

SIGNED by /s/	)	/s/ S. Rombotis
for and on behalf of	)	Spiro G. Rombotis
CYCLACEL LIMITED	)

SIGNED by /s/	)	/s/ John P. McLaughlin
for and on behalf of	)	John P. McLaughlin
CORGENTECH, INC.	)

[ * ]= CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SCHEDULE 1

Part 1 CYCLACEL PATENT RIGHTS [ * ]

[ * ]

Part 2 [ * ]

[ * ]

[ * ]= CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SCHEDULE 2
RESEARCH PROGRAM

[ * ]

[ * ]= CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SCHEDULE 3

DEVELOPMENT PROGRAM

[ * ]

[ * ]= CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SCHEDULE 4

SUPPLY TERMS

1.                                      Delivery will be by courier to Corgentech’s address.

2.                                      Risk and title of each batch will pass on [ * ].

3.                                      Subject to the provisions of Schedule 2, the SC shall determine any additional specifications for the Variant Peptides (which are reasonable and do not [ * ]) to be supplied to Corgentech under the Research Program.

4.                                      Corgentech will notify Cyclacel within [ * ]of receipt of any batch if Corgentech believes it does not meet the specifications for that batch.  If Corgentech so notifies Cyclacel, the SC will determine the process for resolving any dispute as to whether any batch Corgentech believes does not meet the relevant specifications actually does meet the specifications established by the SC. Cyclacel will supply to Corgentech with a conforming batch as soon as reasonably practicable.

[ * ]= CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SCHEDULE 5
NOTICES

Corgentech Inc.

650 Gateway Boulevard

South San Francisco

California 94080

United States

Attn: Chief Executive Officer

Phone: +1 (650) 624-9600

Fax: +1 (650) 624-7540

Cyclacel Limited

Dundee Technopole

James Lindsay Place

Dundee DD1 5JJ

Scotland

United Kingdom

Attn: Chief Executive Officer

Phone:  +44 1382 206062

Fax: +44 1382 206067

[ * ]= CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SCHEDULE 6

COUNTRIES FOR PATENT FILING

Part A

[ * ]

Part B

[ * ]

Part C

[ * ]

[ * ]= CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SCHEDULE 7

FORM OF PRESS RELEASE

CONTACTS:

RICHARD POWERS

DARYL MESSINGER

JENNIFER COOK WILLIAMS

CORGENTECH

WEISSCOM PARTNERS

650-624-9600

415-999-2361

INVESTORS@CORGENTECH.COM

DARYL@WEISSCOM.NET

PAUL MCBARRON

ROBERT GOTTLIEB

CYCLACEL

FEINSTEIN KEAN

HEALTHCARE

+44 (1382) 206 062

617-577-8110

PMCBARRON@CYCLACEL.COM

RGOTTLIEB@FKHEALTH.COM

CORGENTECH LICENSES NOVEL PEPTIDE DELIVERY SYSTEM

FROM CYCLACEL TO ASSIST SYSTEMIC DELIVERY OF TF DECOYS

SOUTH SAN FRANCISCO, Calif., and DUNDEE, United Kingdom – September X, 2004 –Corgentech Inc. (Nasdaq: CGTK), a biotechnology company, and Cyclacel Group plc, a United Kingdom-based biopharmaceutical company, announced today that Corgentech has entered into an exclusive license to utilize Cyclacel’s Penetratin® Endonuclear Delivery System for use with Corgentech’s transcription factor decoy (TF Decoy) technology platform.  The Penetratin system is a proprietary peptide with unique carrier properties for delivery into cells.

Corgentech’s TF Decoy technology is a new class of therapeutics that blocks the activity of multiple genes linked to a disease.  The company has developed a proprietary method using controlled uniform pressure for efficient delivery of TF

Decoys into cells and tissues.  Its lead product, edifoligide (E2F Decoy) is a novel and proprietary TF Decoy delivered under pressure, which is in Phase 3 clinical trials for the prevention of bypass vein graft failure.

“Penetratin peptides represent an exciting and versatile additional delivery technology that will help us to expand the number of diseases addressable by our drugs,” said John McLaughlin, Corgentech’s president and chief executive officer.

The license grants Corgentech use of Cyclacel’s Penetratin endonuclear delivery technology with TF Decoys.  Cyclacel will receive an up-front payment, milestone payments, and royalties if licensed products are commercialized.  No further financial terms were disclosed.  Penetratin enables systemic cellular delivery by chemically linking to TF Decoys, and actively transporting the TF Decoy therapy into cells.  Corgentech will have responsibility for the development and commercialization of TF Decoys combined with a Penetratin peptide.

“We are pleased to work with Corgentech, a leader in transcription factor decoy technology, on this exciting project.  Corgentech’s selection of our Penetratin delivery technology to develop new generation transcription factor decoys is a promising new application.   We look forward to working with further partners to realize the potential of our Penetratin technology,” said Spiro Rombotis, Cyclacel’s chief executive officer.

ABOUT PENETRATIN

Penetratin peptides are a family of short proprietary peptides which enable the cellular delivery of biologics and small molecules. Rapid clearance from serum, high labeling index and absence of tissue specificity make Penetratin peptides efficient vehicles for systemic delivery of therapeutics interacting with drug targets in the cellular cytosol and nucleus. Penetratin peptides are useful as conjugates with small molecules and biologics, such as antisense, siRNA, oligonucleotides and other payloads for therapeutic delivery and for target validation. Penetratin peptides and conjugates are the subject of pending and granted patent applications including US 6,080,724; US 5,888,762; EP 485578B1 and US 6,472,507.

ABOUT CYCLACEL

Cyclacel is a biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders.  The company is currently evaluating two compounds in clinical studies.  CYC202, a Cyclin Dependent Kinase inhibitor in Phase II clinical trials for Non-Small Cell Lung cancer and in B cell hematological malignancies and CYC682, an orally available nucleoside analog in Phase Ib trials for cancer.  Cyclacel also has seven programs in preclinical development.

ABOUT CORGENTECH

Corgentech is a biopharmaceutical company engaged in the discovery, development and commercialization of a new class of therapeutics called transcription factor decoys, or TF decoys.  Corgentech is creating a pipeline of novel therapeutics based on its proprietary TF decoy technology, focused initially on the treatment of cardiovascular disease, inflammatory disease, such as arthritis and dermatitis, and cancer.  For more information on the company and its technology, visit www.corgentech.com.

Corgentech Forward-Looking Statements

This press release contains forward-looking statements, including without limitation all statements related to our clinical trials, delivery of transcription factor decoys into cells and product candidates.  Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon our current expectations.  Forward-looking statements involve risks and uncertainties.  Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the development of  TF Decoys, progress, timing and results of our clinical trials, intellectual property matters, difficulties or delays in obtaining regulatory approval, manufacturing our lead product candidate, competition from other pharmaceutical or biotechnology companies, our ability to obtain additional financing to support our operations and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Corgentech undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

[ * ]= CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.